Exhibit 2.1
Execution Version
MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made and entered into as of this 8th day of March, 2009 (the “Effective Date”), by and between Rio Tinto Sage LLC, a Delaware limited liability company (“Seller”), and Arch Coal, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
     A. Seller, through its direct ownership of one hundred percent (100%) of the outstanding membership interests of Jacobs Ranch Coal LLC, a Delaware limited liability company (“Jacobs Ranch”), owns and operates the Mine and, through its indirect ownership of one hundred percent (100%) of the outstanding membership interests in Jacobs Land & Livestock LLC, a Delaware limited liability company (the “Subsidiary”), owns or controls certain Mineral and/or Real Properties (collectively, the “Business”).
     B. On the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, the Equity Interests (the “Acquisition”).
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Defined Terms. As used in this Agreement, and unless otherwise defined, the following capitalized terms shall have the following meanings:
          (a) “Acquisition” has the meaning set forth in the Recitals.
          (b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.
          (c) “Agreement” means this Membership Interest Purchase Agreement, together with the Exhibits and Schedules, including the Disclosure Schedule, appended hereto, as the same may be amended from time to time in accordance with the provisions hereof and thereof.
          (d) “Arch Coal Supply Agreement” means an agreement in substantially the form attached to this Agreement as Exhibit A.
          (e) “Audited Financial Statements” has the meaning set forth in Section 5.15(a).
          (f) “BLM” has the meaning set forth in Section 5.7(d).
          (g) “Business” has the meaning set forth in the Recitals.

          (h) “Business Day” means any day other than a Saturday, Sunday or a day on which banks are generally not open for the conduct of regular business in Denver, Colorado.
          (i) “Buyer” has the meaning set forth in the introductory paragraph to this Agreement.
          (j) “Buyer Indemnified Party” means any of Buyer and its Affiliates (including, if the Closing occurs, the Companies), and each of their respective officers, directors, employees, agents, representatives, successors and assigns.
          (k) “Claim” means any threatened (in writing) or actual action, arbitration, cause of action, claim, counterclaim, demand, dispute, grievance, mediation, injunction, investigation, obligation, stay, suit or other proceeding.
          (l) “Claim Notice” means, as to any Claim for indemnity pursuant to the terms of this Agreement, a written Notice of such Claim from the Indemnified Party to the Indemnifying Party specifying in reasonable detail the specific nature of and specific basis of the Claim and the estimated amount of Liability for which the Indemnified Party seeks indemnification in connection with such Claim.
          (m) “Closing” means the consummation of the Acquisition.
          (n) “Closing Date” has the meaning set forth in Section 2.2.
          (o) “Closing Date Balance Sheet” means the unaudited, combined balance sheet of the Companies, as of the Closing Date, prepared as though the Acquisition had not been consummated.
          (p) “Closing Date Working Capital” has the meaning set forth in Section 2.5(e).
          (q) “Closing Date Purchase Price” has the meaning set forth in Section 2.2(a).
          (r) “Coal Leases” means those Material Contracts listed in Section 3.7(a) of the Disclosure Schedule and identified as Coal Leases.
          (s) “Coal Sales Contracts” means those Material Contracts listed in Section 3.7(a) of the Disclosure Schedule and identified as Coal Sales Contracts.
          (t) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and regulations promulgated thereunder.
          (u) “Code” means the United States Internal Revenue Code of 1986.
          (v) “Commercially Reasonable Efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve such a result as expeditiously as reasonably practicable and that, except as otherwise expressly provided in this Agreement, do not require the performing Party to expend material funds, undertake litigation or the equivalent, or incur material obligations other than expenditures or obligations which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

          (w) “Companies” or “Company” means Jacobs Ranch and the Subsidiary together, or either of them individually, as applicable and, with respect to Section 1.1, Section 2.3(a) Section 3.3, Section 3.5 through Section 3.8, Section 3.10 through Section 3.23, Section 5.8, Section 5.10, Section 5.14, and Section 5.16, such terms shall be deemed to include the immediate predecessor entity of the applicable entity(ies).
          (x) “Company Employees” means those individuals employed by Seller, either of the Companies or any of their Affiliates at the Mine, other than the Excluded Employees.
          (y) “Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement by and between Rio Tinto America Inc. and Buyer, dated as of June 12, 2008.
          (z) “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract, voting trust or otherwise.
          (aa) “Data Room” means (i) the physical documentation related to the Permits made available to Buyer at the Mine; and (ii) the documentation uploaded into (A) the file titled “Rio Tinto Energy America Inc. & Non-Mine Specific Entities” and the folders thereunder, (B) the file titled “Jacobs Ranch Coal Company and Jacobs Land & Livestock Co.” and the folders thereunder, and (C) the file titled “Jacobs Ranch Phase 2” and the folders thereunder, in each case (A), (B) and (C) contained in the virtual data room managed by or on behalf of Seller or the Companies and with respect to which Buyer and its Representatives and Affiliates have been provided access as of the Effective Date and as of the date which is ten (10) Business Days prior to Closing.
          (bb) “Disagreement Notice” has the meaning set forth in Section 2.5(e).
          (cc) “Disclosure Material” means (i) the technical, financial, geological, legal, business, operational and other data, documents, materials and other information contained in the Data Room; (ii) any management presentation provided to Buyer by Seller or its Representatives or Affiliates in connection with the Acquisition, including presentations made as part of any site visit to the Mine in connection with the Acquisition; (iii) written questions and answers related to the Mine and included in the Data Room or otherwise distributed to Buyer or its Representatives or Affiliates in connection with the Acquisition; (iv) any confidential information memoranda or similar document with respect to the Mine prepared by Seller or its Representatives or Affiliates in connection with the Acquisition, and any supplements to the same, in each case, made available to Buyer or its Representatives or Affiliates via the Data Room; (v) written documentation provided to Buyer or its Representatives or Affiliates pursuant to any due diligence site visits to the Mine in connection with the Acquisition; and (vi) the information and material set forth in the Disclosure Schedule; provided, however, that the term “Disclosure Material” does not include any of the data, documents, materials or other information contained on the compact disk titled “Rio Tinto Land Management System, Jacobs Ranch Mine, 2-2009” offered to Buyer or its Representatives on February 18, 2009, but only to the extent not otherwise included in the Data Room or other Disclosure Material.
          (dd) “Disclosure Schedule” means the disclosure schedule, in substantially the form appended hereto as Exhibit B, disclosing for the purposes of this Agreement (i) information constituting disclosure for the purposes of, and exceptions to, the representations and warranties of Seller set forth in Article III, and (ii) particulars of other matters referred to in this Agreement, as the same may be amended, supplemented or otherwise modified by Seller in accordance with this Agreement.
          (ee) “Dollars” or “US$” or “$” means the official currency of the United States.

          (ff) “Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.
          (gg) “Effective Time” has the meaning set forth in Section 2.2.
          (hh) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan or arrangement of any kind, whether qualified or non-qualified, relating to stock options, incentive compensation, bonus, profit sharing, retirement, pension, deferred compensation, severance benefits, leave of absence, vacation, life, health, accident, disability, sick pay, workmen’s compensation or other insurance severance, separation, fringe or any other benefits, in each case maintained or contributed to by Seller, by any of the Companies or by any of their respective Affiliates on behalf of any Company Employees, covering individuals currently or previously employed at the Mine or to which either of the Companies has any Liabilities.
          (ii) “Encumbrance” means any mortgage, deed of trust, lien, pledge, option, security interest, claim, encumbrance, royalty, charge or other similar interest of any kind or nature whatsoever.
          (jj) “Encumbrance Disagreement Notice” shall have the meaning set forth in Section 2.3(a).
          (kk) “Engineer Report” shall have the meaning set forth in Section 2.3(c).
          (ll) “Engineering Referee” shall have the meaning set forth in Section 2.3(c).
          (mm) “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters within applicable territorial limits, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium.
          (nn) “Environmental Law” means (i) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.); (iii) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (iv) the Federal Water Pollution Control Act (33 U.S.C. §§ 1251); (v) the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.); (vi) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.); (vii) the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq); (viii) the Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499); (ix) the Mined Land Reclamation Act (A.R.S. §§ 27-901 et seq.); (x) the Oil Pollution Act of 1990 (33 U.S.C.A. §§ 2701-2761); (xi) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (xii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001, et seq.); (xiii) the Occupational Safety and Health Act (26 U.S.C. §§ 651 et seq.); (xiv) the Pollution Prevention Act of 1990 (42 U.S.C §§ 13101 et seq.); (xv) the Atomic Energy Act of 1954 (42 U.S.C. § 2011 et seq); (xvi) the Energy Reorganization Act of 1974 (42 U.S.C. §§ 5801 et seq); (xvii) the Mine Safety and Health Act of 1977 (30 U.S.C. 811 et seq); (xviii) the Endangered Species Act of 1973 (16 U.S.C. §§ 1531-1544); (xix) the Surface Mining Control and Reclamation Act (30 U.S.C. §§ 1201-1328); (xx) the Federal Land Policy and Management Act of 1976 (43 U.S.C. Sec. 1701 et seq); and (xxi) all similar or additional federal, state, or local Laws relating to the regulation or protection of the Environment or to Releases or threatened Releases of Hazardous Substances into the Environment or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          (oo) “Equity Interests” means the membership interests of Jacobs Ranch held by Seller.
          (pp) “ERISA” means the Employee Retirement Income Security Act of 1974.
          (qq) “Estimated Cash Payment” has the meaning set forth in Section 2.2(a)(iii).
          (rr) “Estimated Closing Date Payments” has the meaning set forth in Section 2.2(b).
          (ss) “Estimated Closing Working Capital” has the meaning set forth in Section 2.2(a)(v).
          (tt) “Estimated Closing Working Capital Adjustment” has the meaning set forth in Section 2.2(a)(v).
          (uu) “Estimated Indebtedness Payment” has the meaning set forth in Section 2.2(a)(iv).
          (vv) “Estimated Undisclosed Encumbrance Value” shall have the meaning set forth in Section 2.3(a).
          (ww) “Evaluation Period” shall have the meaning set forth in Section 2.3(a).
          (xx) “Exchange Act” means the Securities Exchange Act of 1934.
          (yy) “Excluded Contracts” shall have the meaning set forth in Section 5.1(b)(iv).
          (zz) “Excluded Current Assets and/or Current Liabilities” has the meaning set forth in Exhibit E.
          (aaa) “Excluded Employees” means those employees of the Companies listed on Exhibit C.
          (bbb) “Excluded Return” means any consolidated or combined Income Tax Return of which the Companies (or any of their predecessors) were a part.
          (ccc) “Existing Guaranty” has the meaning set forth in Section 5.4.
          (ddd) “Existing Surety Bonds” means the surety bonds and letters of credit identified in Section 5.3 of the Disclosure Schedule.
          (eee) “Final Cash Amount” has the meaning set forth in Section 2.5(e).
          (fff) “Final Indebtedness Amount” has the meaning set forth in Section 2.5(e).
          (ggg) “Final Undisclosed Encumbrance Value” shall have the meaning set forth in Section 2.3(d).
          (hhh) “Financial Statements” has the meaning set forth in Section 3.9.
          (iii) “First Calculation Date” has the meaning set forth in Section 7.3(b)(i).

          (jjj) “First Walk Away Date” has the meaning set forth in Section 7.1(b).
          (kkk) “Foreign Person” means any Person that is either (i) a natural Person other than a national of the United States or (ii) a foreign Person (other than a foreign natural Person), including a foreign Governmental Entity.
          (lll) “GAAP” means generally accepted accounting principles in effect in the United States, applied on a consistent basis.
          (mmm) “Governmental Entity” means any (i) national, federal, state, local, tribal, municipal, foreign, or other government or governmental authority of any nature and any subdivision thereof (including any governmental agency, branch, department, official, or entity and any court or other tribunal); and (ii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
          (nnn) “Hazardous Material” means any material or substance (i) the presence and amount of which is limited or regulated by any Governmental Entity under any applicable Environmental Laws; (ii) that is included in the definition of a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant” or words of similar import under any Environmental Law; (iii) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (iv) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (v) that contains PCBs, asbestos or urea formaldehyde foam insulation.
          (ooo) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
          (ppp) “Heavy Equipment” has the meaning set forth in Section 3.5(g).
          (qqq) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
          (rrr) “HSR Form” has the meaning set forth in Section 5.2(a).
          (sss) “Improvements” has the meaning set forth in Section 3.5(a).
          (ttt) “Income Tax” means the Tax levied on the net income of a Person by a Governmental Entity, whether pursuant to the Code or any similar law; provided that “Income Tax” shall not include the Wyoming severance Tax or the Wyoming ad valorem Tax.
          (uuu) “Income Tax Return” means a Tax Return relating to Income Taxes.
          (vvv) “Indebtedness” means all “indebtedness” (as that term is defined by GAAP) for borrowed money of the Companies, including any notes payable, revolving credit lines, obligations in respect of letters of credit, indebtedness of another Person which is guaranteed and any other debt (other than trade accounts payable, capital lease obligations, equipment lease obligations, LBA payments to be made including any bonus payment obligations on LBAs, any purchase money security interests, the Existing Surety Bonds and the Existing Guaranties), including all interest accrued thereon.
          (www) “Indemnified Party” means, as applicable, a Buyer Indemnified Party or a Seller Indemnified Party.

          (xxx) “Indemnifying Party” has the meaning set forth in Section 8.3.
          (yyy) “Independent Accountants” has the meaning set forth in Section 2.5(f).
          (zzz) “Initial Filing Date” has the meaning set forth in Section 7.1(b).
          (aaaa) “Interim Period” means the period commencing on the Effective Date and ending on the earlier of (i) the Closing Date; or (ii) the date of termination, as herein provided, of this Agreement without consummation of the Acquisition.
          (bbbb) “Jacobs Ranch” has the meaning set forth in the Recitals, and with respect to the definition of “Material Contracts,” Sections 3.3 through Section 3.23, and Section 5.16 shall be deemed to include the immediate predecessor entity of Jacobs Ranch Coal LLC.
          (cccc) “Knowledge of Buyer” means (i) matters within the actual knowledge of those Persons named in Section 1.1(cccc) of the Disclosure Schedule, after due inquiry directed to the Person or Persons (including all Representatives) who, by virtue of the position of such Person or Persons or otherwise, could reasonably be expected to be informed as to the subject matter of the inquiry; and (ii) except as otherwise stated in this Agreement, the constructive knowledge of such Persons based on reasonable inquiries that similarly situated individuals would undertake in similar positions.
          (dddd) “Knowledge of Seller” means (i) matters within the actual knowledge of those Persons named in Section 1.1(dddd) of the Disclosure Schedule, after due inquiry directed to the Person or Persons (including all Representatives) who, by virtue of the position of such Person or Persons or otherwise, could reasonably be expected to be informed as to the subject matter of the inquiry; and (ii) except as otherwise stated in this Agreement, the constructive knowledge of such Persons based on reasonable inquiries that similarly situated individuals would undertake in similar positions.
          (eeee) “Law” means any applicable laws, statutes, rules, codes, regulations, ordinances, policies, interpretations and other legally enforceable obligations issued or imposed by any Governmental Entity, including applicable principles of common law.
          (ffff) “LBA” has the meaning set forth in Section 5.7(d).
          (gggg) “Lenders” has the meaning set forth in Section 2.2(b)(i).
          (hhhh) “Liability” means any loss, whether in the nature of a cost, damage, expense, fine, payment, diminution in value, loss, or liability (whether actual, contingent or otherwise), including (i) any amount payable in settlement of any Claim, or any amount payable under or in connection with any decree, judgment, order, stay, writ or other judicial, mediation, arbitral or other legal determination, (ii) reasonable fees and expenses of attorneys, other professionals, and experts (including in respect of any investigation, prosecution or defense of a Claim), and (iii) costs for study, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, and corrective action costs.
          (iiii) “Material Adverse Effect” means a material adverse change in the condition (financial or otherwise), operations or property of the Companies or the Business, in the aggregate and taken as a whole; provided, however, that none of the following shall be taken into account in making such a determination: (i) any adverse effect resulting from conditions affecting any nation’s economy, the mining industry, or the coal industry generally; (ii) any adverse effect resulting from or relating to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iii) any adverse effect arising primarily out of, or resulting primarily from, actions taken by a Party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which is primarily attributable to independent actions taken by third parties based on the announcement of this Agreement and the Acquisition (including any litigation, employee attrition or any loss or postponement of business resulting from termination or modification of any vendor, customer or other business relationships, delay of customer order and any corresponding change in the margins, profitability or financial condition of the Companies, in the aggregate and taken as a whole); (iv) any adverse effect on the Business, in the aggregate and taken as a whole, that is cured (including by the payment of money) by either of the Companies or Seller before the Closing Date so that the Business operates in the Ordinary Course of Business as currently conducted; and (v) any change in any Law or any change in the interpretation of existing Law, including the Law of the United States or any state thereof relating to (a) coal ownership, coal leasing, coal taxation or royalties; (b) the operation of coal mines; (c) the transportation of coal; (d) the use or burning of coal and the related emission of sulfur dioxide, mercury or other materials, or (e) capture or regulation of carbon dioxide emissions or carbon sequestrations, and other global warming initiatives, including carbon credits.
          (jjjj) “Material Contract” means any contract, agreement, understanding, license, lease, arrangement, commitment or other right or obligation, excluding Permits, (i) to which either of the Companies is a party, or is otherwise obligated under, or (ii) which relates to the Business, that, in either case, (A) contains any provision or covenant prohibiting or limiting the ability of Jacobs Ranch or the Subsidiary to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with Jacobs Ranch or the Subsidiary; (B) constitutes a partnership, joint venture, members’ or other similar contract; (C) relates directly to Indebtedness of Jacobs Ranch or the Subsidiary; (D) relates to the future disposition or acquisition of any assets and properties, other than dispositions or acquisitions in the Ordinary Course of Business; (E) is between or among Jacobs Ranch or the Subsidiary, on the one hand, and any officer or director of Jacobs Ranch or the Subsidiary, on the other hand; (F) relates to the purchase, sale, transport or storage of coal that involves an expenditure in excess of Two Hundred Fifty Thousand Dollars (US$250,000); (G) for other than Coal Sales Agreements, involves an expenditure in excess of One Million Dollars (US$1,000,000) in the aggregate; (H) constitutes an equipment lease covering any Heavy Equipment; or (I) relates to any collective bargaining or similar labor contract with any Company Employees.
          (kkkk) “Mine” means a coal mining complex located in Campbell County, Wyoming, including the Mineral and/or Real Properties, within the geographic boundaries of the map attached to this Agreement as Exhibit I.
          (llll) “Mineral and/or Real Properties” has the meaning set forth in Section 3.5(a).
          (mmmm) “Minimum Adjustment” means One Hundred Thousand Dollars (US$100,000).
          (nnnn) “Net Working Capital” has the meaning set forth in Exhibit E.
          (oooo) “Notice” has the meaning set forth in Section 9.1.
          (pppp) “Order” means an order, writ, judgment, injunction, ruling, charge, notice of violation requiring steps to abate a violation, decree or similar decision of any court or Governmental Entity.
          (qqqq) “Ordinary Course of Business” means actions taken (i) in connection with the normal operations of the Business, consistent with its past practices or in accordance with the requirements of Law; or (ii) as otherwise provided in this Agreement; provided that “Ordinary Course of Business” specifically does not include (a) any activity which requires approval by the board of directors of RTA, or (b) the incurrence of any Liability for any tort or any breach or material violation of or default under any Material Contract, Permit, Law or Order.
          (rrrr) “Organizational Documents” means: (i) as to a corporation, the articles or certificate of incorporation and the bylaws of the corporation; (ii) as to a general partnership, the partnership agreement and any statement of partnership of the general partnership; (iii) as to a limited partnership, the limited partnership agreement and the certificate of limited partnership of the limited partnership; (iv) as to a limited liability company, the articles or certificate of formation and the operating agreement or limited liability company agreement of the limited liability company; (v) as to any other Person, including any unincorporated joint venture, any charter, agreement or similar document adopted, executed or filed in connection with the creation, formation, organization or management of the Person; and (vi) any amendment or supplement to any of the foregoing.
          (ssss) “Other Assets” has the meaning set forth in Section 3.5(g) of the Agreement.
          (tttt) “Parties” or “Party” have the respective meanings set forth in the introductory paragraph to this Agreement.
          (uuuu) “Permit” means all authorizations, consents, licenses, permits, registrations, variances or other approvals, waivers or clearances granted or issued by any Governmental Entity, including any applications for any of the foregoing, which are necessary for the operation of the Mine.
          (vvvv) “Permitted Encumbrance” means (i) Encumbrances for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (ii) statutory liens of landlords and of carriers, warehousemen, mechanics, materialmen, repairmen and similar Persons with respect to a Liability for which payment is not yet due or the validity of which is being contested in good faith by appropriate proceedings; (iii) matters of public record; (iv) any conditions that reasonably would be expected to be shown by a current survey; (v) grants of coal bed methane leases or oil and gas leases granted by any Governmental Authority or other third party; (vi) surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, transmission and transportation lines related to the Coal Leases or the Mineral and/or Real Properties, and similar encumbrances on real property; (vii) any terms and conditions included in any Material Contracts, Coal Leases or Permits; (viii) pledges or deposits made in the Ordinary Course of Business to secure performance of bids, LBAs, tenders, contracts (other than for repayment of borrowed money), leases, or surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business; (ix) Encumbrances with respect to the Companies created by the affirmative acts of Buyer or its Affiliates; and (x) any Encumbrances listed on Section 1.1(vvvv) of the Disclosure Schedule; provided that (A) the term “Permitted Encumbrance” shall not include any Encumbrances securing Indebtedness and (B) in the case of Encumbrances described in clauses (iii), (iv), (v), (vi) and (vii) above, such Encumbrances individually or in the aggregate with any other such Encumbrances do not prevent or materially interfere with the operations of the Business in the Ordinary Course of Business as currently conducted.
          (wwww) “Person” means any natural person, general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or Governmental Entity.
          (xxxx) “Preliminary Adjustments” has the meaning set forth in Section 2.5(b).

          (yyyy) “Preliminary Cash Adjustment” has the meaning set forth in Section 2.5(b)(ii).
          (zzzz) “Preliminary Cash Amount” has the meaning set forth in Section 2.5(b)(ii).
          (aaaaa) “Preliminary Closing Date Working Capital” has the meaning set forth in Section 2.5(b)(iv).
          (bbbbb) “Preliminary Indebtedness Adjustment” has the meaning set forth in Section 2.5(b)(iii).
          (ccccc) “Preliminary Indebtedness Amount” has the meaning set forth in Section 2.5(b)(iii).
          (ddddd) “Preliminary Working Capital Adjustment” has the meaning set forth in Section 2.5(b)(iv).
          (eeeee) “Properties” has the meaning set forth in Section 3.5(a).
          (fffff) “Purchase Price” has the meaning set forth in Section 2.5(h).
          (ggggg) “Purchase Price Adjustment” has the meaning set forth in Section 2.5(h).
          (hhhhh) “Real Property Not Conveyed” has the meaning set forth in Section 5.16(b).
          (iiiii) “Reference Net Working Capital” has the meaning set forth on Exhibit E.
          (jjjjj) “Release” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, disposing, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional, that is reportable under any Environmental Law.
          (kkkkk) “Report” has the meaning set forth in Section 2.5(f).
          (lllll) “Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, Affiliate, or other representative of such Person, including legal counsel, accountants, third party due diligence consultants and analysts, and financial advisors.
          (mmmmm) “Required Approval” means, as applicable, consents and approvals that are (i) required to be obtained from any third party or any Governmental Entity as a condition to Closing, and that relate to maintaining, amending or transferring (directly or indirectly) all or any one of the Equity Interests, the Permits, the Coal Leases, or the Material Contracts; or (ii) otherwise needed to consummate the Acquisition, in each case, including those set forth on Exhibit D.
          (nnnnn)“RTEA” has the meaning set forth in Section 2.6(g).
          (ooooo)“RTA” means Rio Tinto America Inc., a Delaware corporation.
          (ppppp)“RTAH” has the meaning set forth in Section 3.10(h).
          (qqqqq)“SEC” has the meaning set forth in Section 5.15(a).
          (rrrrr) “Second Calculation Date” has the meaning set forth in Section 7.3(b)(ii).

          (sssss) “Second Walk Away Date” has the meaning set forth in Section 7.1(e).
          (ttttt) “Securities Act” means the Securities Act of 1933.
          (uuuuu) “Seller” has the meaning set forth in the introductory paragraph to this Agreement.
          (vvvvv) “Seller Affiliate Guaranty” means a guaranty dated as of the Closing Date, by RTA in favor of Buyer, in substantially the form attached to this Agreement as Exhibit H.
          (wwwww) “Seller Indemnified Parties” means any of Seller and its Affiliates (excluding, if the Closing occurs, the Companies), and in each case, each of their respective officers, directors, employees, agents and representatives, successors and assigns.
          (xxxxx) “Seller Mark” means (1) any corporate name, trade name, trademark, service mark, domain name or other designation that contains the terms “Rio Tinto,” “Rio,” “RT,” “Kennecott,” “KEC,” “KEX” or any other corporate name, trade name, trademark, service mark, domain name or other designation that is confusingly similar to “Rio Tinto,” “Rio,” “RT,” “Kennecott” and (2) the trademark(s) “Energy to Power the Country,” “Futurefuel,” “KE” and “KE Kennecott Energy,” in each case wherever used, whether or not filed for registration, registered or unregistered, and whether stylized or not.
          (yyyyy) “Seller’s Pension Plan” means the Rio Tinto America Inc. Retirement Plan.
          (zzzzz)“Seller’s Retiree Benefits” has the meaning set forth in Section 3.12(g).
          (aaaaaa) “Seller’s Savings Plan” means the Rio Tinto America Inc. Savings Plan.
          (bbbbbb) “Standards” has the meaning set forth in Section 2.3(a).
          (cccccc) “Subsidiary” has the meaning set forth in the Recitals, and with respect to the definition of “Material Contract,” Sections 3.3 through Section 3.23, and Section 5.16 shall be deemed to include the immediate predecessor entity of Jacobs Land & Livestock LLC.
          (dddddd) “Substitute Guaranty” has the meaning set forth in Section 5.4.
          (eeeeee) “Substitute Surety Bonds” has the meaning set forth in Section 5.3.
          (ffffff) “Survival Period” means a period of three hundred sixty-five (365) consecutive days, beginning on the Closing Date.
          (gggggg) “Taxes” (including, with correlative meaning, the terms “Tax”, “Taxing” and “Taxable”) means all taxes, charges, fees, duties, levies, or other like assessments imposed by any Governmental Entity (but excluding any royalties payable to any Governmental Entity under any Coal Lease) and any interest, fines, penalties, assessments or additions associated therewith, including without limitation, income, gross receipts, severance, ad valorem, value added, alternative minimum, premium, stamp, excise, black lung excise, other excise, reclamation, real property, personal property, windfall profit, sales, use, transfer, license, withholding, social security, payroll, unemployment, disability, PBGC premium, and franchise taxes, and including obligations to pay Taxes of any other person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

          (hhhhhh)“Tax Contest” has the meaning set forth in Section 5.14(e).
          (iiiiii) “Tax Preparation” has the meaning set forth in Section 5.14(e).
          (jjjjjj) “Tax Representations” has the meaning set forth in Section 8.6.
          (kkkkkk) “Tax Return” means any report, return, claim for refund, declaration or other information return, including any schedule, attachment or amendment thereto, required to be filed or submitted to any Governmental Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.
          (llllll) “Third Party Claim” has the meaning set forth in Section 8.3.
          (mmmmmm) “Tire Allocation Assignment” means the tire allocation assignment in substantially the form attached to this Agreement as Exhibit J.
          (nnnnnn) “Transaction Costs” has the meaning set forth in Exhibit E.
          (oooooo) “Transfer Taxes” has the meaning set forth in Section 2.9.
          (pppppp) “Transferred Contracts” shall have the meaning set forth in Section 5.1(b)(iii).
          (qqqqqq) “Unadjusted Purchase Price” has the meaning set forth in Section 2.2(a)(i).
          (rrrrrr) “Unaudited Financial Statements” means the unaudited, combined balance sheet of the Companies as of December 31, 2008 and the related unaudited, combined statement of operations of the Companies for the one-year period then ended.
          (ssssss) “Undisclosed Encumbrances” shall have the meaning set forth in Section 2.3(a).
          (tttttt) “Undisclosed Encumbrance Notice” shall have the meaning set forth in Section 2.3(a).
          (uuuuuu) “United States” means the United States of America and its territories and possessions, including the District of Columbia.
          (vvvvvv) “Water Rights” has the meaning set forth in Section 3.5(f).
     1.2 Construction.
          (a) In this Agreement:
               (i) unless the context otherwise clearly requires, (A) references to the plural include the singular, and references to the singular include the plural; (B) references to one gender include the other gender; (C) the words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (D) the terms “hereof,” “herein,” “hereunder,” “hereto,” and similar terms refer to this entire Agreement and not to any particular provision of this Agreement; (E) “or” is used in the inclusive sense of “and/or”; (F) if a word or phrase is defined, then its other grammatical or derivative forms have a corresponding meaning; (G) a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, restated or replaced, except to the extent prohibited by this Agreement or such other agreement or document; (H) a reference to a statute, code, act, legislation or to a provision thereof includes a modification, amendment, or substitution thereof, the rules and regulations promulgated thereunder, and the formal interpretations issued in accordance therewith; (I) unless otherwise specified, the terms “day” and “days” mean and refer to calendar day(s); and (J) unless otherwise specified, the terms “year” and “years” mean and refer to calendar year(s);
               (ii) unless otherwise specified, any reference to any document, instrument or agreement includes and incorporates all exhibits, schedules and other attachments thereto;
               (iii) unless otherwise specified, all references to articles, sections, schedules and exhibits are to the Articles, Sections, Schedules and Exhibits of this Agreement; and
               (iv) the headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (b) This Agreement shall be construed according to its fair meaning, as a whole, as if the Parties had prepared it jointly, not as if prepared by one of the Parties, and as if each Party was represented by competent counsel.
ARTICLE II
PURCHASE AND SALE OF EQUITY INTERESTS; CLOSING
     2.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at Closing, Seller shall sell and transfer the Equity Interests to Buyer, and Buyer shall purchase the Equity Interests from Seller.
     2.2 Closing. Closing shall occur as promptly as possible and in any event (a) not later than five (5) Business Days following the later of the date that Seller has notified Buyer of the satisfaction or (to the extent permitted by Law) waiver of the conditions precedent to Seller’s obligations set forth in Article VI or that Buyer has notified Seller of the satisfaction or (to the extent permitted by Law) waiver of the conditions precedent to Buyer’s obligations set forth in Article VI; or (b) on such other date as Buyer and Seller may agree (the “Closing Date”). Closing shall take place at the Greenwood Village, Colorado offices of Holland & Hart LLP, attorneys for Seller, or at such other place as Buyer and Seller may agree not later than three (3) Business Days prior to the Closing Date, and shall be effective as of 11:59:59 p.m., Mountain Time on the Closing Date (the “Effective Time”).
          (a) In consideration for the sale of the Equity Interests, at Closing, Buyer shall pay to Seller by wire transfer of immediately available federal funds to a bank account (or accounts) designated by Seller not later than two (2) Business Days prior to Closing Date:
               (i) Seven Hundred Sixty-One Million Dollars (US$761,000,000) (the “Unadjusted Purchase Price”);
               (ii) plus or minus the amount of the Final Undisclosed Encumbrance Value determined in accordance with Section 2.3;
               (iii) plus an amount equal to Seller’s good faith estimate of all cash, cash equivalents and the cash value of all marketable securities on hand, if any, that will be held by the Companies as of the Effective Time (“Estimated Cash Payment”);

               (iv) minus an amount equal to Seller’s good faith estimate of the Indebtedness that will be owed by the Companies as of the Effective Time (“Estimated Indebtedness Payment”); and
               (v) (A) plus an amount equal to Seller’s good faith estimate of the amount by which the Net Working Capital as of the Effective Time is greater than the Reference Net Working Capital or (B) minus an amount equal to Seller’s good faith estimate of the amount by which the Net Working Capital as of the Effective Time is less than the Reference Net Working Capital (the estimated Net Working Capital calculated pursuant to this subsection hereinafter referred to as the “Estimated Closing Working Capital” and the amount by which the Estimated Closing Working Capital is greater or less than the Reference Net Working Capital hereinafter referred to as the “Estimated Closing Working Capital Adjustment”)
(which Unadjusted Purchase Price, as so adjusted, shall be the “Closing Date Purchase Price”).
          (b) On the Closing Date and simultaneously with Closing, to the extent any such amounts are not either: (x) included in the Closing Date Purchase Price as an Estimated Indebtedness Payment or (y) paid, assumed or retained by Seller (or any of its Affiliates other than the Companies) and thus remain after the Closing as the sole obligations or liabilities of either of the Companies on the Closing Date, and only to the extent not included in Section 2.2(a)(iv) above, then Seller shall make or cause to be made the following payments (which, solely to the extent any such payment is to be made by one of the Companies, are referred to herein as “Estimated Closing Date Payments”:
               (i) the Indebtedness to the Persons (the “Lenders”) and in the amounts set forth on Exhibit F, in accordance with pay-off letters and payment instructions obtained by Seller from the Lenders;
               (ii) the Transactions Costs to the persons and in the amounts set forth in Exhibit G; and
               (iii) the amounts described in paragraphs 9(a)(iii)-(viii) of Exhibit E.
     2.3 Undisclosed Encumbrances.
          (a) For a period of forty-five (45) calendar days following the Effective Date (the “Evaluation Period”), Buyer and its Affiliates, including its and their Representatives, shall have the right to conduct such investigation concerning Seller’s and/or the Companies’ ownership interests in and to the Mineral and/or Real Properties within the boundaries of the Coal Leases as it determines reasonably necessary. If, during the Evaluation Period, Buyer identifies any Encumbrances (i) of the nature described in clauses (i) (unless otherwise addressed in Section 5.14) or (ii) of the definition of “Permitted Encumbrances” or (ii) of the nature described in clauses (iii), (iv), (v) or (vi) of the definition of “Permitted Encumbrances” to which Seller or either Company or any of its or their Affiliates is a party and arising after July 23, 1998, and, in either case (i) or (ii) above, which are not identified on Section 1.1(vvvv) of the Disclosure Schedule (the “Undisclosed Encumbrances”) on the Effective Date, then Buyer shall deliver a Notice (the “Undisclosed Encumbrance Notice”) to Seller on or prior to the end of the Evaluation Period of the identity of all such Undisclosed Encumbrances, which Undisclosed Encumbrance Notice shall include a good faith estimate, determined in accordance with generally accepted business practices in the coal mining industry in the Powder River Basin (the “Standards”) of the net present value of any Liabilities arising as a result of each such Undisclosed Encumbrance (the “Estimated Undisclosed Encumbrance Value”), subject to the limitations set forth in Section 2.3(e). If Seller disagrees with any Estimated Undisclosed Encumbrance Value included in the Undisclosed

Encumbrance Notice, it shall, within ten (10) Business Days after receipt of the Undisclosed Encumbrance Notice, deliver a Notice to Buyer (the “Encumbrance Disagreement Notice”), setting forth its calculation of the estimate of the net present value of the Liabilities arising as a result of the applicable Undisclosed Encumbrance, also determined in accordance with the Standards, and specifying, in reasonable detail, Buyer’s calculation of each Estimated Undisclosed Encumbrance Value contained in the Undisclosed Encumbrance Notice with respect to which Seller disagrees and the reasons for such disagreement. Seller shall be deemed to have agreed with all Estimated Undisclosed Encumbrance Values contained in the Undisclosed Encumbrance Notice other than those specified in a timely Encumbrance Disagreement Notice. If Seller does not deliver an Encumbrance Disagreement Notice to Buyer within such ten (10) Business Day period, Seller shall be deemed to have accepted the schedule of Estimated Undisclosed Encumbrance Values contained in the Undisclosed Encumbrance Notice, whereupon Buyer’s calculation of the Estimated Undisclosed Encumbrance Values shall become final and binding.
          (b) If Seller timely delivers an Encumbrance Disagreement Notice to Buyer, the Parties shall use their good faith efforts to reach agreement on the disputed Estimated Undisclosed Encumbrance Values included in the Encumbrance Disagreement Notice within ten (10) Business Days after delivery of the Encumbrance Disagreement Notice; provided, however, in no event shall the agreed upon amounts be more favorable to Buyer than reflected in Buyer’s calculation of the Estimated Undisclosed Encumbrance Values included in the Undisclosed Encumbrance Notice, nor more favorable to Seller than shown in the calculations delivered by Seller pursuant to the Encumbrance Disagreement Notice. In the event the Parties are able to reach agreement, the net present value of any Liabilities arising as a result of any Undisclosed Encumbrance agreed upon by the Parties pursuant to this Section 2.3(b) shall become final and binding.
          (c) If the Parties do not resolve all Estimated Undisclosed Encumbrance Values included in the Encumbrance Disagreement Notice within ten (10) Business Days after delivery of the Encumbrance Disagreement Notice, this Agreement and the remaining disputed Estimated Undisclosed Encumbrance Values will be submitted to Randall T. Cox, P.C., or another nationally recognized mining engineering firm in the United States mutually agreeable to Buyer and Seller (the “Engineering Referee”), for determination. Each Party shall then have five (5) calendar days to submit its prepared valuation of the remaining disputed Estimated Undisclosed Encumbrance Values to the Engineering Referee, along with any supporting documentation and data used in connection therewith. Buyer and Seller shall jointly instruct the Engineering Referee to make its determination of the remaining disputed Estimated Undisclosed Encumbrance Values in accordance with the Standards. The fees and expenses of the Engineering Referee shall be borne equally by Seller and Buyer. The written report of the Engineering Referee (the “Engineer Report”) shall be delivered to Seller and Buyer promptly, but in any event no later than the date which is twenty (20) Business Days after such remaining disputed Estimated Undisclosed Encumbrance Values and supporting documentation are submitted to the Engineering Referee, and the findings contained in the Engineer Report shall be final, conclusive, and binding upon the Parties, in the absence of fraud.
          (d) The sum of (i) the Estimated Undisclosed Encumbrance Values delivered by Buyer as to which Seller failed to specify in a timely Encumbrance Disagreement Notice pursuant to Section 2.3(a), (ii) the Estimated Undisclosed Encumbrance Values contained in a timely Encumbrance Disagreement Notice delivered by Seller as to which Buyer and Seller have agreed pursuant to Section 2.3(b), and (iii) the Estimated Undisclosed Encumbrance Values determined in the Engineer Report, without duplication, shall constitute the “Final Undisclosed Encumbrance Value” and shall be final, conclusive, and binding upon the Parties in the absence of fraud, and, the Unadjusted Purchase Price shall be increased or decreased, as applicable, by the amount thereof, subject to the limitations set forth below in Section 2.3(e).

          (e) No adjustment to the Unadjusted Purchase Price shall be made pursuant to this Section 2.3: (i) with respect to the Final Undisclosed Encumbrance Value for any individual Undisclosed Encumbrance that is less than Five Hundred Thousand Dollars (US$500,000) and (ii) unless the aggregate Final Undisclosed Encumbrance Value for all Undisclosed Encumbrances greater than Five Hundred Thousand Dollars (US$500,000) exceeds One Million Dollars (US$1,000,000). In no event shall the limitations in Section 8.4 apply to any adjustments to the Unadjusted Purchase Price pursuant to this Section 2.3.
     2.4 Allocation of Purchase Price. Within 180 days of the Closing Date (or, if the Purchase Price is adjusted pursuant to Section 2.3, 2.5, 8.8, or otherwise, within 180 days of such adjustment), Buyer shall propose to Seller an allocation of the Purchase Price among the assets of each Company in accordance with Section 1060 of the Code for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller shall deliver its approval or objections no later than the twentieth (20th) day following receipt of such draft allocation. If Seller delivers objections, Seller and Buyer shall consult and attempt to resolve in good faith any such objection. If Seller and Buyer cannot agree within thirty (30) days, Buyer and Seller shall refer the matter to the Independent Accountants. Buyer and Seller shall equally share the fees and expenses of the Independent Accountants and their determination shall be binding on both Buyer and Seller. Buyer and Seller shall report and file Tax Returns, including, but not limited to Internal Revenue Service Form 8594, for all Tax purposes in a manner consistent with such allocation and shall take no position inconsistent therewith or contrary thereto as it relates to the Companies and their assets at Closing unless required to do so by Law. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation.
     2.5 Purchase Price Adjustments.
          (a) At least three (3) Business Days prior to the Closing, Seller will cause to be prepared and delivered to Buyer Seller’s good faith estimates of:
               (i) the Estimated Cash Payment,
               (ii) the Estimated Indebtedness Payment, and
               (iii) the Estimated Closing Working Capital Adjustment.
The Estimated Closing Working Capital Adjustment will be accompanied by a certificate of the Chief Financial Officer of Seller specifying that the Estimated Closing Working Capital Adjustment was prepared in accordance with the provisions of this Section 2.5 and Exhibit E and shall include only those categories of current assets and current liabilities and line items included in, and be in a form consistent with, the Sample Calculation of Net Working Capital set forth in Exhibit E and will be based on changes from the Reference Net Working Capital set forth in Exhibit E. Seller shall deliver supporting documentation and data for the Estimated Closing Working Capital Adjustment, the Estimated Indebtedness Payment, and the Estimated Cash Payment.
          (b) Exhibit E to this Agreement sets forth a sample formula and the mechanics and methodology and Minimum Adjustment against which any Purchase Price Adjustment will be made to the Closing Date Purchase Price. As promptly as possible and in any event within sixty (60) calendar days after the Closing Date, Seller will prepare or cause to be prepared, and will provide to Buyer:
               (i) the Closing Date Balance Sheet which shall be prepared for purposes of showing the actual working capital (calculated in accordance with Exhibit E) as of the Effective Time;

               (ii) a written statement setting forth its detailed determination of the actual cash, cash equivalents and the cash value of all marketable securities on hand that were held by the Companies as of the Effective Time (the “Preliminary Cash Amount”) and the difference between the Estimated Cash Payment and the Preliminary Cash Amount (the “Preliminary Cash Adjustment”);
               (iii) a written statement setting forth its detailed determination of the actual Indebtedness that was owed by the Companies as of the Effective Time (the “Preliminary Indebtedness Amount”) and the difference between the Estimated Indebtedness Payment and the Preliminary Indebtedness Amount (the “Preliminary Indebtedness Adjustment”); and
               (iv) a written statement setting forth its detailed determination of the Net Working Capital as of the Effective Time (the “Preliminary Closing Date Working Capital”), and of the adjustments to the Net Working Capital based on changes to the Net Working Capital between the Estimated Closing Working Capital and the Preliminary Closing Date Working Capital derived from the Closing Date Balance Sheet, in each case calculated based on the sample formula and general methodology set forth on Exhibit E (the “Preliminary Working Capital Adjustment”).
For purposes of this Section 2.5 and Exhibit E, the Preliminary Cash Adjustment, the Preliminary Indebtedness Adjustment and the Preliminary Working Capital Adjustment, if any, are referred to collectively as the “Preliminary Adjustments.”
          (c) From the Closing Date until the determination of the Purchase Price Adjustment (as defined below), Seller and its Affiliates, including its and their Representatives, and the Independent Accountants, shall have reasonable access, during normal business hours and upon no less than one (1) day advance notice to Buyer, to the Companies and their books, records and employees who are responsible for financial matters, in order to assist in preparation of the Closing Date Balance Sheet and in evaluating any Disagreement Notice (as defined below). Buyer shall provide, and shall cause the Companies and Buyer’s accountants to provide, any assistance reasonably requested by Seller in connection with the foregoing. Notwithstanding the above, Buyer may limit access to the extent it reasonably deems necessary to avoid unreasonable disruption of the business or of the Companies or to comply with Laws.
          (d) In addition to, and not in limitation of, the access rights set forth in Section 2.5(c), on the Closing Date or on a mutually agreed upon date before or after the Closing Date, Buyer and Seller shall jointly conduct a physical inventory count to verify the quantity of the inventory of the Companies, including all stockpiled coal and spare parts. The physical inventory count shall be conducted pursuant to procedures reasonably satisfactory to Buyer and Seller and in a manner that ensures that the quantity of inventory can be accurately determined as of the Closing Date. The quantity of the inventory of the Companies as determined pursuant to such physical inventory count shall be set forth on a certificate of inventory signed by Buyer and Seller, which certificate of inventory shall be used by Seller in preparing the Closing Date Balance Sheet.
          (e) If Buyer disagrees with the Closing Date Balance Sheet and/or any of the Preliminary Adjustments, it shall, within thirty (30) calendar days after the receipt of the Closing Date Balance Sheet and the Preliminary Adjustments, deliver a Notice to Seller (the “Disagreement Notice”), setting forth its calculation of the Closing Date Working Capital and each of the Preliminary Adjustments, and specifying, in reasonable detail, those items or amounts in the Closing Date Balance Sheet and/or any of the Preliminary Adjustments as to which Buyer disagrees and the reasons for such disagreement. Buyer shall be deemed to have agreed with all items and amounts contained in the Closing Date Balance Sheet and the Preliminary Adjustments other than those specified in a timely Disagreement Notice. If Buyer does not deliver a Disagreement Notice to Seller within such 30-day period, Buyer shall be deemed to have accepted the Closing Date Balance Sheet and each of the Preliminary Adjustments, whereupon the Preliminary Cash Amount shall become the “Final Cash Amount”, the Preliminary Indebtedness Amount shall become the “Final Indebtedness Amount” and the Preliminary Closing Date Working Capital shall become the “Closing Date Working Capital”.
          (f) If Buyer timely delivers a Disagreement Notice to Seller, the Parties shall use their good faith efforts to reach agreement on the disputed items or amounts in order to determine the Closing Date Working Capital, the Final Cash Amount or the Final Indebtedness Amount, which in no event shall be more favorable to Seller than reflected in any of the Preliminary Adjustments, nor more favorable to Buyer than shown in the calculations delivered by Buyer pursuant to the Disagreement Notice. If the Parties do not resolve all disputed items or amounts within twenty (20) Business Days after delivery of the Disagreement Notice, this Agreement and the disputed items and amounts will be submitted to KPMG LLP, or another nationally recognized public accounting firm in the United States mutually agreeable to Buyer and Seller (the “Independent Accountants”), for determination of the appropriate Final Adjustment pursuant to this Section 2.5. The fees and expenses of the Independent Accountants shall be borne equally by Seller and Buyer. The written report of the Independent Accountants (the “Report”) shall be delivered to Seller and Buyer promptly, but in no event later than 30 days after such disputed items are submitted to the Independent Accountants, and shall be final, conclusive, and binding upon the Parties.
          (g) In the absence of fraud, the foregoing procedures for resolution of disputes concerning calculation of the Closing Date Balance Sheet and the Preliminary Adjustments set forth in Sections 2.5(c) and 2.5(e) shall be final and the exclusive means of calculating and resolving the same. No Party shall challenge or be entitled to bring any Claim pertaining to such calculation or resolution; provided that if a Party fails to make the payment required within the time period set forth in Section 2.5(h), such procedures shall not preclude the Party to whom such payment is owed from bring any necessary action to collect such amount, and the indemnification provisions of Article VIII shall not apply to such matter.
          (h) The “Purchase Price Adjustment” shall equal the sum of the following:
               (i) (A) if the Final Cash Amount exceeds the Estimated Cash Amount, the positive amount by which the Final Cash Amount exceeds the Estimated Cash Payment; or (B) if the Estimated Cash Amount exceeds the Final Cash Amount, the negative amount by which the Estimated Cash Amount exceeds the Final Cash Amount; and
               (ii) (A) if the Final Indebtedness Amount exceeds the Estimated Indebtedness Amount, the negative amount by which the Final Indebtedness Amount exceeds the Estimated Indebtedness Payment; or (B) if the Estimated Indebtedness Amount exceeds the Final Indebtedness Amount, the positive amount by which the Estimated Indebtedness Amount exceeds the Final Indebtedness Amount; and
               (iii) (A) if the Closing Date Working Capital exceeds the Estimated Closing Working Capital, the positive amount by which Closing Date Working Capital exceeds the Estimated Closing Working Capital; or (B) if the Estimated Closing Working Capital exceeds the Closing Date Working Capital, the negative amount by which Estimated Closing Working Capital exceeds the Closing Date Working Capital.
If the Purchase Price Adjustment, as so calculated, is a positive number, then the Closing Date Purchase Price shall be increased on a dollar-for-dollar basis by the Purchase Price Adjustment, and if the Purchase Price Adjustment, as so calculated, is a negative number, then the Closing Date Purchase Price shall be decreased on a dollar-for-dollar basis by the Purchase Price Adjustment. The Closing Date Purchase Price plus or minus the Purchase Price Adjustment, if any, shall be the final purchase price for the Equity Interests (the “Purchase Price”). Notwithstanding anything contained in this Section 2.5(h) to the contrary, no increase or decrease to the Preliminary Closing Date Purchase Price shall be made pursuant to this Section 2.5(h) unless the Purchase Price Adjustment exceeds the Minimum Adjustment, in which case the entire amount of such adjustment shall be made. Within five (5) Business Days after the final determination of the Purchase Price Adjustment, Buyer shall pay Seller or Seller shall pay Buyer, as the case may be, a sum of money equal to the Purchase Price Adjustment. Any amount payable pursuant to this Section 2.5(h) will be made in immediately available federal funds, by wire transfer to an account or accounts designated by the Party receiving such payment.
     2.6 Deliveries by Seller. On or prior to the Closing Date, Seller shall deliver or cause to be delivered to Buyer (unless previously delivered to, or waived in writing by, Buyer) the following:
          (a) a certificate or certificates representing the Equity Interests, together with a membership interest or unit transfer or unit power duly endorsed in favor of Buyer or a nominee designated by Buyer by Notice to Seller, not later than three (3) Business Days prior to the Closing Date;
          (b) all minute books and membership interest or stock records of the Companies (and their immediate predecessor entities);
          (c) resignations, effective as of immediately after the Closing, of (i) each member of the board of directors or board of managers, as applicable, and of each officer, of each of the Companies, and (ii) each representative appointed by the Companies on any of the joint venture committees or other partnership boards for any non-wholly-owned entity;
          (d) a certificate executed by an authorized representative of Seller, certifying that all of the conditions set forth in Section 6.1 and Section 6.3 are satisfied;
          (e) a certificate executed by an authorized representative of Seller, certifying and attaching (i) a certificate of good standing for each of the Companies as of recent date from the secretary of state of its state of organization; (ii) all requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the Acquisition; (ii) the Organizational Documents of each Company; and (iii) the incumbency of each individual executing this Agreement and any other document to be delivered pursuant to this Agreement;
          (f) the Arch Coal Supply Agreement, executed by Rio Tinto Energy America Services Company, a Delaware corporation;
          (g) the Tire Allocation Assignment, executed by Rio Tinto Energy America Inc., a Delaware corporation (“RTEA”);
          (h) the Seller Affiliate Guaranty;
          (i) the Audited Financial Statements;
          (j) documentation reasonably acceptable to Buyer evidencing the termination of each Material Contract and other arrangement between either of the Companies, on the one hand, and Seller or an Affiliate of Seller (other than one of the Companies), on the other hand, except as otherwise provided in the Arch Coal Supply Agreement;

          (k) a non-foreign affidavit from RTEA, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code §1445 stating that RTEA is not a “foreign person” as defined in Code §1445;
          (l) tax clearance certificates dated no more than thirty (30) days prior to the Closing Date from Wyoming and each other jurisdiction where either Company is admitted as a foreign entity;
          (m) UCC-3 termination statements with respect to the UCC-1 informational financing statements listed on Section 3.5(a) of the Disclosure Schedule; and
          (n) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by Buyer to consummate the Acquisition.
     2.7 Deliveries by Buyer.
          (a) On or prior to the Closing Date, Buyer shall deliver or cause to be delivered to Seller (unless previously delivered to, or waived in writing by, Seller) the following:
               (i) the Closing Date Purchase Price in accordance with Section 2.2;
               (ii) a certificate executed by an authorized representative of Buyer, certifying that all of the conditions set forth in Section 6.1 and Section 6.2 are satisfied;
               (iii) a certificate executed by an authorized representative of Buyer, certifying and attaching (A) all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Acquisition; and (B) the incumbency of each individual executing this Agreement and any other document to be delivered pursuant to this Agreement;
               (iv) copies of each of the Substitute Surety Bonds and Substitute Guaranties, certified as true and correct copies by Buyer’s Chief Financial Officer;
               (v) the Arch Coal Supply Agreement, executed by Arch Coal Sales Company, Inc.;
               (vi) the Tire Allocation Assignment, executed by Buyer; and
               (vii) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by Seller to complete the Acquisition.
     2.8 Simultaneous Transactions. The Acquisition and all deliveries contemplated by Section 2.6 and Section 2.7 shall be deemed to occur simultaneously on the Closing Date, and none shall be deemed completed until all are completed.
     2.9 Transfer Taxes. Buyer shall be liable for and shall pay all applicable sales, transfer, use, stamp, conveyance, value-added, real property transfer, recording, stock transfer and other similar Taxes, if any, together with all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed upon, or payable, collectible or incurred in connection with the Acquisition (“Transfer Taxes”). Buyer and Seller agree to use, upon request, Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Subject to the terms, conditions, provisions and limitations set forth in this Agreement, and in each case except as set forth on the Disclosure Schedule, Seller hereby represents and warrants to Buyer, as of the Effective Date and the Closing Date, as follows:
     3.1 Organization.
          (a) Seller and each of the Companies is (i) validly existing and in good standing under the Law of the jurisdiction in which it was formed; and (ii) has the requisite corporate or other power and authority to own, lease and operate the assets that it owns, leases, or uses, and to carry on, in all material respects, its business as now being conducted.
          (b) No act or proceeding has been taken by or against Seller or any of the Companies, and to the Knowledge of Seller, no facts, matters or circumstances exist that reasonably could be expected to result in an act or proceeding being taken against Seller or any of the Companies, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of such Person.
          (c) The Organizational Documents of each of the Companies, as of the Effective Date, have been delivered to Buyer, are true and complete, and have been duly and validly adopted. Each of the Companies is qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have, or be reasonably likely to have, a Material Adverse Effect.
     3.2 Capitalization and Ownership.
          (a) The Equity Interests and the membership interests of the Subsidiary have been legally and validly issued and all legally required contributions have been made under the Organizational Documents of each of the Companies.
          (b) The Equity Interests represent 100% of the membership interests of Jacobs Ranch. Seller holds of record and owns, and will transfer or cause to be transferred to Buyer on the Closing Date, the Equity Interests free and clear of all Encumbrances.
          (c) There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire securities or any other equity interests, including the Equity Interests, of either of the Companies.
          (d) Seller is an entity disregarded as separate from its owner. Its owner, RTEA, is not a “foreign person” as such term is defined in Section 1445 of the Code.
          (e) Jacobs Ranch owns 100% of the outstanding membership interests of the Subsidiary. Except for Jacobs Ranch’s ownership in the Subsidiary, neither Jacobs Ranch nor the Subsidiary owns, directly or indirectly, any capital stock, membership interests or any other equity or debt securities of any other Person.

     3.3 Authorization; Binding Effect.
          (a) Seller has the limited liability company power and authority to execute and deliver this Agreement and to perform its respective obligations pursuant to this Agreement and to consummate the Acquisition.
          (b) This Agreement has been duly authorized by all necessary limited liability company action of Seller and, when and as executed and delivered by Seller, shall constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with its terms.
     3.4 No Conflict. Neither the execution, delivery or performance of this Agreement by Seller does, nor the consummation of the Acquisition will:
          (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of Seller or either of the Companies;
          (b) subject to receipt of any Required Approvals, violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any Material Contract or Permit, except as set forth in Section 3.4(b) of the Disclosure Schedule;
          (c) subject to receipt of any Required Approvals, violate any Law or Order applicable to Seller, either Company or the Business; or
          (d) create or impose any Encumbrance on any of the assets used or held for use in connection with the Business, other than as contemplated by this Agreement.
     3.5 Coal Mining Interests; Real Property; Improvements and Water Rights; Heavy Equipment.
          (a) Section 3.5(a) of the Disclosure Schedule lists all real property interests, other than Water Rights which are listed in Section 3.5(f) of the Disclosure Schedule, owned or leased by the Companies or otherwise used or held for use in connection with the Mine (the “Properties”). One of the Companies has sole right, title and interest in leases or subleases under which such Company is the lessee (including without limitation, the Coal Leases) or good and marketable title to the Properties and the facilities, buildings, structures, improvements, fixtures and tangible personal properties located thereon that are necessary for the operation of the Mine in the Ordinary Course of Business as currently conducted (the “Improvements”) (the Properties and the Improvements are together, the “Mineral and/or Real Properties”), in each case free from any Encumbrances, other than Permitted Encumbrances. One of the Companies has adequate rights of ingress and egress with respect to each parcel of Mineral and/or Real Properties and all Improvements for the operation of the Mine in the Ordinary Course of Business as currently conducted.
          (b) Except as set forth in Section 3.5(b) of the Disclosure Schedule, the Mineral and/or Real Properties, together with the Water Rights, are sufficient for the operation of the Mine as currently conducted.
          (c) Each lease or sublease listed in Section 3.5(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement of one of the Companies, enforceable against such Company in accordance with its terms and, to the Knowledge of Seller (without any duty of inquiry to any third party), of each other Person that is a party thereto (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)). Neither of the Companies nor, to the Knowledge of Seller (without any duty of inquiry to any third party), any other party to such lease or sublease is in violation or breach of or default under any such lease or sublease or (with notice or lapse of time or both) would be in violation or breach of or default under any such lease or sublease. Neither Seller nor either of the Companies has received written notice of any default (or any condition or event which, after notice or lapse of time or both, would constitute a default) or termination thereunder or in respect thereof.
          (d) Except as disclosed in Section 3.5(d) of the Disclosure Schedule, (i) there are no material purchase options, rights of first refusal or similar rights with respect to any owned Mineral and/or Real Properties, and (ii) to the Knowledge of Seller, there are no material purchase options, rights of first refusal or similar rights with respect to any leased Mineral and/or Real Properties.
          (e) Except with respect to the real property leased to others as specified on Section 3.5(a) of the Disclosure Schedule and except as disclosed in Section 3.5(e) of the Disclosure Schedule, the Improvements are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of Seller, threatened in writing against any of the Mineral and/or Real Properties.
          (f) Section 3.5(f) of the Disclosure Schedule sets forth a description of the water rights of record owned by the Companies and associated with the Mine (“Water Rights”). The Water Rights are sufficient for the operation of the Mine in the Ordinary Course of Business as currently conducted.
          (g) Section 3.5(g) of the Disclosure Schedule lists (i) all heavy equipment consisting of drag lines, shovels, haul trucks, dozers, road graders, water trucks, scrapers, excavators, and loaders (the “Heavy Equipment”) and (ii) the other tangible personal property with a book value as of December 31, 2008, in excess of Two Hundred Fifty Thousand Dollars (US$250,000) (the “Other Assets”). The Heavy Equipment and Other Assets are sufficient for the operation of the Mine in the Ordinary Course of Business as currently conducted. One of the Companies has good and valid title to, or a valid leasehold interest in, all Heavy Equipment and Other Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
     3.6 Permits.
          (a) Section 3.6(a) of the Disclosure Schedule contains a true and complete list of all Permits, in each case setting forth the name of the grantor, the name of the grantee, and the expiration and renewal date of, and the amount of the bonding obligation with respect thereto. Prior to the execution of this Agreement, Seller has made available for review to Buyer true and complete copies of all such Permits. The Permits are sufficient for the operation of the Mine in the Ordinary Course of Business as currently conducted.
          (b) Except as disclosed in Section 3.6(b) of the Disclosure Schedule:
               (i) each Permit (other than an application for a Permit) has been validly issued, is in full force and effect, is final and, to the Knowledge of Seller, is not subject to appeal, and is held in the name of one of the Companies;

               (ii) Jacobs Ranch or the Subsidiary, as applicable, is in material compliance with each such Permit;
               (iii) as of the Effective Date, (i) to the Knowledge of Seller, there is no specific reason that any Permit that has been applied for but not obtained by the Effective Date, and is required to be obtained within six (6) months after the Effective Date and (ii) as of the Closing Date, except as set forth in Section 3.6(b) of the Disclosure Schedule, to the Knowledge of Seller, there is no specific reason that any Permit that has been applied for but not obtained by the Closing Date, and is required to be obtained within the six (6) months thereafter, will not be obtained in due course; and
               (iv) neither Seller nor any of the Companies has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute) that it is (i) ineligible to receive additional surface mining Permits or (ii) under investigation to determine whether its eligibility to receive such Permits should be revoked, i.e., “permit blocked.”
     3.7 Material Contracts.
          (a) Section 3.7(a) of the Disclosure Schedule contains a true and complete list of all Material Contracts.
          (b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of Jacobs Ranch or the Subsidiary, enforceable against such Company in accordance with its terms, and, to the Knowledge of Seller (without any duty of inquiry to any third party), of each other party thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or general principles of equity. Except as disclosed in Section 3.7(b) of the Disclosure Schedule, neither Jacobs Ranch or the Subsidiary nor, to the Knowledge of Seller, any other party to such Material Contract is in violation, breach or default under any such Material Contract in any material respect, and to the Knowledge of Seller, there exists no condition or event which, with the giving of notice or lapse of time or both, reasonably could be expected to cause Jacobs Ranch or the Subsidiary to be in default under any such Material Contract in any material respect. To the Knowledge of Seller, no party to any such Material Contract has taken, or threatened in writing to take, a position regarding the interpretation or application of any material term that is reasonably expected to result in dispute resolution or litigation. Except as disclosed in Section 3.7(b) of the Disclosure Schedule, to the Knowledge of Seller, no Material Contract contains provisions permitting termination due to a change of control of Jacobs Ranch or the Subsidiary and, except as otherwise contemplated by this Agreement, each Material Contract will continue in full force and effect following the Closing, subject to receipt of Required Approvals.
     3.8 Environmental Laws and Conditions.
          (a) The Companies are and since January 1, 2005, have been in compliance in all material respects with all applicable Environmental Laws, and, since January 1, 2005, there are and have been no conditions, circumstances, or occurrences that could reasonably be expected to result in a failure to be in compliance in all material respects with any Environmental Law that have not been cured.
          (b) With respect to the Mineral and/or Real Properties and to the Knowledge of Seller, all other real property previously owned or operated by Seller, either of the Companies or any of their Affiliates with respect to the operation of the Mine, all current and, to the Knowledge of Seller, previous conditions on and uses by Seller, either of the Companies or any of their Affiliates of such property, and all current and, to the Knowledge of Seller, previous ownership or operation by any predecessor in interest owner or operator thereof (including without limitation transportation and disposal of Hazardous Materials by or for any owner or operator) comply and, to the Knowledge of Seller, have at all times complied with, and do not cause and, to the Knowledge of Seller, have not caused Liability to be incurred by any Parties or Companies under any past or current Environmental Law, other than those violations or Liabilities that previously have been cured; provided, however, that any representation or warranty contained in this Section 3.8(b) that is made with respect to any coal bed methane or oil and gas operation not conducted by the Companies is qualified in its entirety to the Knowledge of Seller (without any duty of inquiry to any third party).
          (c) There has been no Release by Seller, either of the Companies or any of their Affiliates or, to the Knowledge of Seller, any predecessor in interest owner or operator, of any Hazardous Material at or from the Mineral and/or Real Properties that have not been cured. There are and, to the Knowledge of Seller, have been no conditions, circumstances or occurrences that could reasonably be expected to result in a Release of any Hazardous Material at or from the Mineral and/or Real Properties; provided, however, that any representation or warranty contained in this Section 3.8(c) that is made with respect to any coal bed methane or oil and gas operation not conducted by the Companies is qualified in its entirety to the Knowledge of Seller (without any duty of inquiry to any third party).
          (d) Since July 23, 1998, except as disclosed in Section 3.8(d) of the Disclosure Schedule, neither Seller, nor either of the Companies or any of their Affiliates, or to the Knowledge of Seller, any other Person (to the extent that such other Person is a predecessor in interest of the Companies and which from time to time has or had owned, leased, occupied or conducted mining operations on the Mineral and/or Real Properties), has (i) received any request for information, notice, demand letter, administrative inquiry, complaint or claim, in each case in writing, with respect to any alleged violation of any Environmental Law at any Mineral and/or Real Properties; or (ii) been subject to or, to the Knowledge of Seller, threatened in writing with any governmental or citizen enforcement action, any civil, criminal or administrative action, suit, summons, citation, complaint, Claim, notice, demand, request, judgment, Order, Encumbrance, proceeding, hearing, study, inquiry or investigation with respect to any Mineral and/or Real Properties based on or related to any Environmental Law.
          (e) To the Knowledge of Seller, except as disclosed on Section 3.8(e) of the Disclosure Schedule, there has been no environmental investigation, study, audit, test, review or other analysis conducted, with respect to the activities conducted by the Companies or their predecessor in interest owner on the Mineral and/or Real Properties, the Business or the Companies required under a Permit or any Environmental Law that has not been delivered or made available to Buyer prior to the Effective Date.
     3.9 Financial Statements. Seller has made available to Buyer the Unaudited Financial Statements (which together with the Audited Financial Statements constitute the “Financial Statements”). Except as noted below, the Unaudited Financial Statements have been, and when delivered the Audited Financial Statements will be, prepared in accordance with GAAP, consistently applied, and the Unaudited Financial Statements fairly present, and when delivered the Audited Financial Statements will fairly present, in each case, in all material respects, the financial condition, results of operations and, with respect to the Audited Financial Statements, cash flows of the Companies as of and for the periods to which they relate; provided, however, that the Unaudited Financial Statements are prepared and derived from the consolidated financial statements of Rio Tinto Energy America Inc. and (i) lack footnotes and other presentation items that may apply for a stand-alone business; and (ii) management has made estimates of pension liabilities and allocations of sales, administration and general corporate overhead including purchasing, accounting, legal, human resources, marketing, employee benefits and other support services and overhead from Seller or any of its Affiliates, which may not comply with GAAP requirements, and with respect to (ii), as a result, may differ materially from the results presented in the Audited Financial Statements.
     3.10 Taxes.
          (a) Since July 23, 1998, each Company has prepared in good faith and duly filed on a timely basis all material Tax Returns with respect to such Company required to be filed by such Company with any Tax authority and such Tax Returns are true, correct and complete in all material respects. No Company has entered into any “listed transactions” as defined in Treasury regulation 1.6011-4(b)(2), and each of the Companies has properly disclosed all reportable transactions, if any, as required by Treasury regulation 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis. All Taxes owed by each Company have been or will be timely paid. No Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than any Excluded Return) which has continuing effect except as disclosed on Section 3.10(a) of the Disclosure Schedule.
          (b) Except as disclosed on Section 3.10(b) of the Disclosure Schedule, there is no dispute or claim concerning any material Tax liability (excluding any liabilities shown on an Excluded Return) of the Companies either (i) claimed or raised by any Tax authority in writing or (ii) as to which either of the Companies has knowledge based upon personal contact with any agent of such Taxing authority.
          (c) Seller has delivered or made available to Buyer correct and complete copies of all material Tax Returns (other than any Excluded Return), examination reports (as to any such Tax Return), and statements of deficiencies (as to any such Tax Return) assessed against, or agreed to by, the Companies for taxable periods ended on or after December 31, 2004, except for those listed on Section 3.10(c) of the Disclosure Schedule.
          (d) No Company is a party to any Tax indemnity, Tax allocation or Tax sharing agreement.
          (e) Except as disclosed on Section 3.10(e) of the Disclosure Schedule, since July 23, 1998, no Company has waived any statute of limitations in respect of Taxes (other than Income Taxes) or agreed to any extension of time with respect to a Tax (other than Income Tax) assessment or deficiency in each case which has continuing effect.
          (f) Each of the Companies has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Entity all amounts required.
          (g) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable or for which either Company is contesting in good faith) upon any assets of either Company.
          (h) No Company has (i) been a member of an “affiliated group” within the meaning of Section 1504 of the Code, other than the affiliated group of which Rio Tinto America Holdings Inc. (“RTAH”) is the common parent, since July 23, 1998 and (ii) any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise, including under Treasury regulation 1.1502-6 (or similar provision of state, local or non-U.S. Law).

          (i) Except as disclosed on Section 3.10(i) of the Disclosure Schedule, since July 23, 1998, there are no predecessor entities to the Companies.
          (j) To the Knowledge of Seller, since July 23, 1998, no written claim has ever been made by a Tax authority in a jurisdiction where either Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction and no Company has been notified in writing of any investigation or inquiry or, as to any written claims, investigations or inquiries which may have been made, such has been resolved to the satisfaction of such Tax authority.
          (k) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Income Tax law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) change in accounting method.
          (l) No Company is carrying on any trade through a branch or permanent establishment in any country or territory outside the United States.
          (m) Unless an election is made by Buyer, none of the assets of any Company (not including any predecessor entity) constitute an entity other than an entity that would be considered disregarded as an entity separate from its owner for U.S. federal Tax purposes under Treasury regulation 301.7701-3 and any comparable provisions of applicable law of state and local jurisdictions that permit such treatment.
          (n) Unless an election is made by Buyer, each Company (not including any predecessor entity), from and after the date of its conversion from a corporation to a limited liability company, is, and will be on the Closing Date, disregarded as an entity separate from its owner for U.S. federal Tax purposes under Treasury regulation 301.7701-3 and any comparable provisions of applicable law of state and local jurisdictions that permit such treatment.
          (o) Seller has delivered or made available to Buyer correct and complete copies of books, records, and other financial data reasonably necessary for the preparation of any severance Tax Return for any taxable period ending on or after December 31, 2004.
     3.11 Litigation.
          (a) Except for Claims listed on Section 3.11(a) of the Disclosure Schedule:
               (i) Neither of the Companies is a party to any Claim of, in, or before any Governmental Entity other than with respect to Permit acquisition, amendment, transfer or similar proceedings; and
               (ii) No Claim is pending or, to the Knowledge of Seller, has been threatened in writing by or against or which directly involves one of the Companies or any of their assets or properties or the Business, nor is there any basis for such a Claim.
          (b) Except for Orders listed on Section 3.11(b) of the Disclosure Schedule, there are no Orders to which the Companies or any of their respective assets or properties or the Business is subject other than Orders which are not similarly applicable to unrelated persons conducting businesses and operations similar to the Business.

     3.12 Labor Matters and Employee Benefits.
          (a) On or prior to the date hereof, Seller has delivered to Buyer a true, correct and complete list of the names, positions and rates of compensation of each Company Employee, showing each such person’s name, position, status as exempt/non-exempt, annual incentive and bonus opportunity and vehicle assignment for the current fiscal year, and annual incentive and bonus payments for each of the three most recent fiscal years of Seller. Except for the Excluded Employees, the Company Employees include all of the individuals employed by Seller, either of the Companies or any of their Affiliates in connection with the Business, including without limitation, the Mine. Each of the Company Employees is eligible to participate in the Employee Benefit Plans in accordance with the terms of each such plan. No Company Employee has given written notice to Seller or either Company or any of their Affiliates to terminate his or her employment with Jacobs Ranch, the Subsidiary, Seller or one of its Affiliates, as applicable.
          (b) With respect to Company Employees, Section 3.12(b) of the Disclosure Schedule sets forth a list of all Employee Benefit Plans.
          (c) Each Employee Benefit Plan and related trust agreement, annuity contract or other funding instrument complies with and has been administered, operated, and maintained in compliance with its terms, and the Companies have no direct or indirect liability under the requirements provided by any and all statutes, orders or governmental rules or regulations, including but not limited to ERISA, COBRA, HIPAA and the Code. Seller’s Pension Plan and Seller’s Savings Plan are qualified under Code Section 401(a) and exempt from tax Code Section 501(a) and have been determined by the IRS to qualify thereunder for all applicable requirements, and nothing has occurred since such determination to cause the loss of such plans’ tax qualification.
          (d) With respect to each Employee Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred that have not been fully corrected as of the date hereof and no such transactions are continuing. To the Knowledge of Seller, no “fiduciary” (as defined in Section 3(21) of ERISA) (including officers, directors, employees or Affiliates of the Companies) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. There is no pending or threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Employee Benefit Plan, and no facts exist that would give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, other than routine claim for benefits. The Employee Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to an Employee Benefit Plan under the IRS’s Employee Plans Voluntary Compliance Resolution Program or other similar programs.
          (e) With respect to each such Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. All premiums or other payments for all periods ending on or prior to the Closing Date have been paid or properly accrued with respect to each such Employee Benefit Plan (as applicable) that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

          (f) Neither Seller, the Companies nor any entity that would constitute an Affiliate of Seller or the Companies within the meaning of ERISA Section 4001(b) has maintained, sponsored, or contributed to any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA within the six-year period ending on the Closing Date.
          (g) Section 3.12(g) of the Disclosure Schedule lists all employee benefit plans, programs and arrangements that provide for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Law) (“Seller’s Retiree Benefits”).
          (h) Except as disclosed on Section 3.12(h) of the Disclosure Schedule, none of the Companies is a party to any collective bargaining agreement with any labor union or association, and there are no formal negotiations, demands or proposals that are pending or have been recently conducted or made with or by any labor union or association.
          (i) Except as disclosed on Section 3.12(i) of the Disclosure Schedule, (i) since January 1, 2005, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition other than as described in Section 3.12(i) of the Disclosure Schedule; (ii) no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; (iii) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Seller, threatened; (iv) there is no workman’s compensation liability, experience or matter that could have a Material Adverse Effect; (v) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Knowledge of Seller, threatened in any forum, relating to an alleged violation or breach by any of the Companies (or any of their respective officers or directors) of any material Law; and (vi) to the Knowledge of Seller, no employee or agent of any Company has committed any act or omission giving rise to material liability for any alleged violation or breach identified in subsection (v) of this subparagraph (i), above.
          (j) None of the Companies has prepaid or prefunded any employee welfare benefit plan (as defined in Section 3(1) of ERISA) through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.
          (k) With respect to Seller’s Pension Plan and any other plan which is subject to the provisions of Title IV of ERISA in which Seller, the Companies or an Affiliate of Seller or the Companies participates or has participated, (i) no accumulated funding deficiency, if applicable, within the meaning of ERISA Section 302 or Code Section 412 has been incurred, whether or not waived; (ii) the Companies do not have any liability (A) for any lien imposed under ERISA Section 302(f) or Code Section 412(n), (B) for any interest payments required under ERISA Section 302(e) or Code Section 412(m), (C) for any excise tax imposed by Code Sections 4971, 4972, or 4979, or (D) for any minimum funding contributions under ERISA Section 302(c)(11) or Code Section 412(c)(11); (iii) the PBGC has not instituted proceedings or threatened to institute proceedings to terminate any such plan, (iv) no other event or condition has occurred that might constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a Trustee to administer, any such plan; (v) all required premium payments to the PBGC have been paid when due, and (vi) no “reportable event” (as described in ERISA Section 4043 and the regulations thereunder) has occurred or will occur by virtue of the consummation of the transaction contemplated by this Agreement except for a reportable event for which the notice requirement has been waived by the PBGC. The statements of assets and liabilities of Seller’s Pension Plan as of the end of the most recent three fiscal years for which information is available, and the statements of changes in fund balances, financial position and net assets available for benefits under such plan for such fiscal years, copies of which have been furnished to Buyer, fairly represent the financial condition of such plan as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP applied on a consistent basis, and the actuarial assumptions used for funding purposes have not been changed since the last written report of actuaries on such plan, which written reports have been furnished to Buyer.
          (l) Except as set forth on Section 3.12(l) of the Disclosure Schedule, neither Seller nor the Companies has terminated an Employee Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA within the 6-year period preceding the Closing Date.
          (m) Except as set forth on Section 3.12(m) of the Disclosure Schedule, the consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Buyer following the Closing, will not (i) entitle any current or former employee of the Companies to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of the Companies, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.
          (n) Except as set forth on Section 3.12(n) of the Disclosure Schedule, none of the Companies is a party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Code Section 409A. Each such nonqualified deferred compensation plan was operated from January 1, 2005 to December 31, 2008 in good faith compliance with Code Section 409A and the guidance and regulations issued thereunder and, since January 1, 2009, has been operated and documented in compliance with Code Section 409A and the Treasury Regulations and other guidance issued thereunder. No nonqualified deferred compensation plan that is intend to be grandfathered has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
     3.13 Liabilities. On a combined basis, the Companies have no Liabilities of the nature that would be required to be reflected or reserved against in financial statements prepared in accordance with GAAP, other than (a) such Liabilities as are reflected or reserved against in the Unaudited Financial Statements; (b) such Liabilities as are incurred in the Ordinary Course of Business since the date of the Unaudited Financial Statements or as expressly permitted hereunder; (c) such Liabilities as are incurred in connection with LBAs or proposed LBAs; (d) such adjustments to the Liabilities reflected or reserved against in the Unaudited Financial Statements related to allocations of sales, administration and general corporate overhead including purchasing, accounting, legal, human resources, marketing, employee benefits and other support services and overhead from Seller or any of its Affiliates required in connection with the preparation of the Audited Financial Statements; (e) except as provided in (d) above, such adjustments to the Liabilities reflected or reserved against in the Unaudited Financial Statements as are required in connection with the preparation of the Audited Financial Statements that are not material in the aggregate; or (f) such Liabilities as are set forth in Section 3.13 of the Disclosure Schedule. Except for the Existing Surety Bonds and Existing Guarantees, or as set forth in the footnotes to the Audited Financial Statements, the Companies do not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act and the Exchange Act.
     3.14 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth in Section 3.14 of the Disclosure Schedule, since the date of the Unaudited Financial Statements, the Companies have conducted their respective operations in the Ordinary Course of Business and there has not been:
          (a) any event, occurrence or development which has had, or would be reasonably likely to have, a Material Adverse Effect;

          (b) any change in any method of accounting or accounting practice by Jacobs Ranch or the Subsidiary (except for any such change required by reason of a concurrent change in GAAP or as such changes from IFRS as are required to be made to prepare the Audited Financial Statements);
          (c) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into, modified or terminated between either of the Companies on the one hand, and any director, officer or employee of either of the Companies (or any amendment to any such existing agreement) on the other, (B) grant of any severance or termination pay to any director, officer or employee of either of the Companies for which either of the Companies is liable, (C) change (other than in connection with hiring or firing directors, officers or employees) in compensation or other benefits payable by either of the Companies to any director, officer or employee of either of the Companies other than any changes in the Ordinary Course of Business, or (D) hiring or firing any employee other than in the Ordinary Course of Business, except in each case for changes made with respect to all employees under the RTA welfare and benefit plans generally;
          (d) any sale, assignment, conveyance, license, lease or other disposition of any Coal Leases, Mineral and/or Real Properties, Water Rights, Heavy Equipment, Permits or Material Contracts of either of the Companies or imposition of any Encumbrance (other than Permitted Encumbrances) on any Mineral and/or Real Properties or any other material asset or property of the Companies, except in the Ordinary Course of Business;
          (e) any delay or postponement of the payment of accounts payable and other liabilities outside the Ordinary Course of Business;
          (f) any cancellation, compromise, waiver or release of any right or claim (or series of related rights and claims) either involving more than One Million Dollars (US$1,000,000) or outside the Ordinary Course of Business;
          (g) any write-down or write-off of the value of any material asset, except for write-downs or write-offs of accounts receivable or inventories in the Ordinary Course of Business or otherwise required for the preparation of the Audited Financial Statements;
          (h) any other transaction or commitment made, or any Material Contract entered into, by any of the Companies relating to their respective assets or business, other than transactions, commitments and Material Contracts in the Ordinary Course of Business and those contemplated by this Agreement;
          (i) except as to any Excluded Return, any filing of any amended Tax Return, settlement of any Tax Claim or assessment relating to any of the Companies, extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to any of the Companies, or any other similar action, if such election, change, adoption, filing, settlement, extension, waiver or other action would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of any of the Companies for any period ending after the Closing Date;
          (j) any purchase by Jacobs Ranch or the Subsidiary of any interests in surface property, coal property or oil and gas rights or any lease arrangement (whether as a lessor or lessee or sublessor or sublessee) entered into by Jacobs Ranch or the Subsidiary with respect to surface property, coal property or oil and gas rights, other than in the Ordinary Course of Business or as otherwise contemplated in this Agreement;

          (k) any action taken by Seller, any of its Affiliates, Jacobs Ranch or the Subsidiary or, to the Knowledge of Seller, by another person on behalf of Seller, any of its Affiliates, Jacobs Ranch or the Subsidiary that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement; or
          (l) any agreement, whether or not in writing, to do any of the foregoing by any of the Companies.
     3.15 Compliance with Laws.
          (a) Except as set forth in Section 3.15 of the Disclosure Schedule, (i) each of the Companies is, and at all times since January 1, 2007 has been, in compliance in all material respects with all Laws and Orders, and (ii) neither of the Companies has received any written notice, order or other written communication from any Governmental Entity alleging any actual or potential violation of or failure to comply with any Law, except in each case where such violation or non-compliance has been cured or will be cured prior to Closing in the Ordinary Course of Business.
          (b) Neither of the Companies nor any of their respective officers, employees or agents, nor any other person acting on their behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the operation of the Business or assist the Companies in connection with any actual or proposed transaction involving the Business which could reasonably be expected to result in (a) any damage or penalty for which the Companies or, following the Closing, Buyer would be liable or (b) might result in a Material Adverse Effect.
     3.16 Directors and Officers; No Powers of Attorney.
          (a) Section 3.16(a) of the Disclosure Schedule lists all members of the management committee, managing members and/or executive officers and directors of each Company. Neither Company is indebted, directly or indirectly, to any Person set forth in Section 3.16(a) of the Disclosure Schedule in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, nor is any such Person indebted to either Company.
          (b) Other than those that will be terminated at Closing, except as set forth in Section 3.16(b) of the Disclosure Schedule, neither Company has any powers of attorney or comparable delegations of authority outstanding, including without limitation, any powers-of-attorney as are granted pursuant to real property leases, equipment leases, mortgages or deeds of trust.
     3.17 Accounts Receivable. Except for any adjustments required in connection with the preparation of the Audited Financial Statements which adjustments shall not be material in the aggregate, all accounts and notes receivable reflected in the Financial Statements, and all accounts and notes receivable received since the date of the Financial Statements, represent valid obligations from sales made or services rendered in the Ordinary Course of Business and are not subject to any material right of set-off or any agreements or understandings (oral or written) that would permit any payor to materially reduce or satisfy any portion of an obligation by return of goods or any means other than the payment of cash in the face amount thereof, other than reserves for allowances, returns and other items set forth on the Financial Statements.
     3.18 Inventory. Except for any adjustments required in connection with the preparation of the Audited Financial Statements which adjustments shall not be material in the aggregate, all inventory of the Companies reflected in the Financial Statements consisted, and all such inventory acquired since the date of the Financial Statement consists, of a quality and quantity usable and salable in the Ordinary Course of Business, subject to normal and customary allowances in the industry for damaged and outdated items. All items included in the inventory of the Companies are the property of the Companies, free and clear of any Encumbrances other than Permitted Encumbrances, have not been pledged as collateral, are not held by either Company on consignment from others and, to the Knowledge of Seller, conform in all material respects to all standards applicable to such inventory or its use or sale imposed by an applicable Governmental Entity.
     3.19 Bank Accounts. Section 3.19 of the Disclosure Schedule contains an accurate and complete list of each bank, checking, money market, investment or similar account maintained by the Companies and each individual authorized to have access to and make transactions under each such account.
     3.20 Intellectual Property. Section 3.20 of the Disclosure Schedule lists all patents, trademarks, service marks, trade names, registered copyrights and applications therefor owned by or registered in the name of Jacobs Ranch or the Subsidiary or otherwise used in connection with the Business and which will be continued to be held by the Companies following the Closing, and, except as set forth in Section 3.20 of the Disclosure Schedule, Jacobs Ranch or the Subsidiary owns and possesses all right title and interest to the intellectual property set forth in Section 3.20 of the Disclosure Schedule. The intellectual property set forth in Section 3.20 of the Disclosure Schedule constitutes all material intellectual property used by the Companies in the connection with the Business, other than readily available, off-the-shelf third party software. Neither Jacobs Ranch nor the Subsidiary is infringing, in any material respect, on any valid patent right, trademark, service mark, trade name, copyright or other intellectual property right of any third party.
     3.21 Books and Records. True, correct and complete copies of the record books, minute books and other records of each Company for the past five (5) years have been made available to Buyer. The minute books of each Company contain accurate and complete records of all actions taken by, the shareholder/member, the board of directors/board of managers, and committees of such Company, as the case may be, and no meeting of any such member, board of managers, or committee has been held since November 6, 2008 for which minutes or written consents have not been prepared and are not contained in such minute books.
     3.22 Brokers, Finders. Other than Credit Suisse Securities (USA) LLC, whose fee shall be the sole responsibility of Seller and its Affiliates (other than the Companies), no finder, broker, agent or other intermediary, acting on behalf of Seller or any of its Affiliates, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.
     3.23 No Other Representations or Warranties.
          (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THERE ARE NO IMPLIED CONDITIONS IN RESPECT OF SELLER OR THE COMPANIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE SUFFICIENCY, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY SUCH ASSETS, AND ANY SUCH IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS ARE HEREBY EXPRESSLY DISCLAIMED.

          (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER MAKES NO REPRESENTATIONS OR WARRANTY WHATSOEVER CONCERNING THE EXISTENCE, NATURE, LOCATION, AMOUNT OR VALUE OF ANY MINERALIZATION, MINERAL RESERVES OR RESOURCES OR WHETHER ANY NECESSARY PERMITS CAN BE OBTAINED IN A TIMELY MANNER OR WHETHER ANY MINING CAN BE DONE ECONOMICALLY OR AS TO THE COST OR TIME REQUIRED TO OPERATE AND MAINTAIN THE MINE. ONLY BUYER MAY RELY ON THE REPRESENTATIONS SET FORTH IN ARTICLE III; PROVIDED, HOWEVER, BUYER SHALL BE ENTITLED TO ASSIGN ITS RIGHTS HEREUNDER IN CONNECTION WITH ANY FINANCING ARRANGEMENTS.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Subject to the terms, conditions, provisions and limitations set forth in this Agreement, Buyer hereby represents and warrants to Seller, as of the Effective Date and the Closing Date, as follows:
     4.1 Organization.
          (a) Buyer (i) is validly existing and in good standing under the Law of the State of Delaware; (ii) has the requisite power and authority to own, lease and operate the assets that it currently owns, leases and operates, and to carry on, in all material respects, its business as now being conducted; and (iii) is qualified to do business as a foreign corporation and in good standing in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have, or be reasonably likely to have, a Material Adverse Effect on the financial condition, operations, business, properties, assets or prospects of Buyer.
          (b) No act or proceeding has been taken by or against Buyer, and to the Knowledge of Buyer, no facts, matters or circumstances exist that reasonably could be expected to result in an act or proceeding being taken by or against Buyer, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Buyer.
          (c) The Organizational Documents of Buyer as of the date hereof, have been delivered to Seller, are true and complete, have been duly and validly adopted and, as required, have been filed with the appropriate Governmental Entities.
     4.2 Authorization; Binding Effect.
          (a) Buyer has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
          (b) This Agreement has been duly authorized, by all necessary action of Buyer and, when and as executed and delivered by Buyer, shall constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.
     4.3 No Conflict. Neither the execution, delivery or performance of this Agreement does nor the consummation of the Acquisition will:
          (a) conflict with or result in any breach of any provision of the Organizational Documents of Buyer;

          (b) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease, Claim, or other contract, instrument or obligation to which Buyer is a party or by which Buyer or any of its assets or properties is or may be bound;
          (c) subject to receipt of any Required Approvals, violate any Law or Order applicable to Buyer.
     4.4 Financial Capability.
          (a) From the Effective Date, and thereafter through the Closing, Buyer shall maintain sufficient financial resources and capabilities to satisfy the requirements to obtain Substitute Surety Bonds and Substitute Guaranties pursuant to Sections 5.3 and 5.4 and to comply with its obligations under Section 5.2.
          (b) To the knowledge of Buyer, as of their respective dates on which they were filed by Buyer with the SEC, neither Buyer’s most recently filed Annual Report on Form 10-K nor Buyer’s most recently filed Quarterly Report on Form 10-Q, after giving effect to the information disclosed and incorporated by reference therein, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     4.5 Independent Review. Buyer and its Affiliates and Representatives have had full access to and opportunity (i) to review (A) the Disclosure Materials; (B) the Mineral and/or Real Properties and the Mine; (C) the operations related to the Mine; and (D) all such other materials and information as Buyer, its Affiliates and its Representatives have requested; and (ii) to ask questions of the management representatives, professional advisors of Seller and the Companies, as Buyer deemed necessary for its investigation, analysis and evaluation of the Companies, the Mine and the Acquisition and to make Buyer’s independent decision to acquire the Equity Interests and consummate the Acquisition.
     4.6 Qualifications as Lessee; Coal Acreage Limitations.
          (a) Buyer and its Affiliates are qualified in every respect, including limitations and parameters imposed in 43 C.F.R. Part 3400, to take, hold, own and control federal coal and mineral leases. The acquisition, directly or indirectly, by Buyer of the Companies will not cause Buyer or any of its Affiliates to violate any material limitations or parameters imposed in 43 C.F.R. Part 3400.
          (b) As of the execution and delivery hereof and after giving effect to the purchase of the Companies, Buyer and its Affiliates will not exceed the coal acreage lease or permit limit set forth in 30 U.S.C. Section 184.
          (c) Buyer is qualified to hold coal and mineral leases issued by the State of Wyoming pursuant to Wyo. Stat. 36-6-101, et seq., and the regulations promulgated pursuant to that statute.
          (d) Buyer has not been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute) that it is (i) ineligible to receive additional surface mining permits or (ii)

under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked.”
          (e) Buyer is qualified in all material respects to sell coal as a Federal contractor.
     4.7 Non-Foreign Person. Buyer is not, and is not Controlled by, a Foreign Person.
     4.8 Investment Intent. BUYER IS ACQUIRING THE EQUITY INTERESTS SOLELY FOR INVESTMENT FOR ITS OWN ACCOUNT AND NOT WITH THE VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. BUYER UNDERSTANDS THAT THE EQUITY INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES OR “BLUE-SKY” LAWS BY REASON OF SPECIFIED EXEMPTIONS THEREFROM THAT DEPEND UPON, AMONG OTHER THINGS, THE BONA FIDE NATURE OF ITS INVESTMENT INTENT AS EXPRESSED HEREIN AND AS EXPLICITLY ACKNOWLEDGED HEREBY AND THAT UNDER SUCH LAWS AND APPLICABLE REGULATIONS THE EQUITY INTERESTS MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR UNDER APPLICABLE STATE LAW UNLESS AN APPLICABLE EXEMPTION FROM REGISTRATION IS AVAILABLE.
     4.9 Accredited Investor. BUYER IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT. BUYER, BY REASON OF ITS BUSINESS AND FINANCIAL EXPERIENCE, HAS SUCH KNOWLEDGE, SOPHISTICATION AND EXPERIENCE AS TO BE CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE PURCHASE OF THE EQUITY INTERESTS, IS ABLE TO BEAR THE ECONOMIC RISK OF SUCH INVESTMENT IN JACOBS RANCH, AND IS ABLE TO AFFORD A COMPLETE LOSS OF SUCH INVESTMENT.
     4.10 No Other Representations and Warranties.
          (a) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND THE DISCLOSURE SCHEDULES, BUYER IS NOT RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING ANY OF THE COMPANIES, INCLUDING BUT NOT LIMITED TO ANY REPRESENTATION OR WARRANTIES WHATSOEVER AS TO THE PROSPECTS (FINANCIAL OR OTHERWISE) OR THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS OF THE COMPANIES AFTER THE CLOSING, WHETHER OR NOT CONTAINED IN ANY DISCLOSURE MATERIAL PROVIDED BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITY HOLDERS, MEMBERS, PARTNERS, REPRESENTATIVES, ADVISORS OR OTHERWISE.
          (b) BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER SHALL ACQUIRE THE COMPANIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THEIR RESPECTIVE ASSETS, ON AN “AS IS” AND “WHERE IS” BASIS, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND THE DISCLOSURE SCHEDULES.
          (c) TO THE ACTUAL KNOWLEDGE OF THE INDIVIDUALS LISTED ON SCHEDULE 4.10(C), NONE OF THE REPRESENTATIONS OR WARRANTIES MADE BY SELLER, ARE UNTRUE, INCOMPLETE OR INACCURATE IN ANY MATERIAL RESPECT. NOTHING IN THIS SECTION 4.10 IS INTENDED TO MODIFY OR LIMIT ANY OF THE REPRESENTATIONS OR WARRANTIES OF SELLER SET FORTH IN ARTICLE III.

ARTICLE V
COVENANTS OF THE PARTIES
     5.1 Required Approvals — Permits, Coal Leases, Coal Sales Contracts and Material Contracts.
          (a) The Parties acknowledge that, to the extent that the Acquisition is considered to be a transfer of some or all of the Permits and Coal Leases by the Governmental Entity with regulatory jurisdiction in respect of such Permit or Coal Lease, it is possible that Buyer and Seller will need to obtain consent to the transfer of such Permits and Coal Leases from certain Governmental Entities in order to effect such transfers and consummate the Acquisition. The Parties also acknowledge that the Acquisition may require certain other Required Approvals to be obtained, as listed on Exhibit D.
          (b) Promptly following the Effective Date, each Party shall use Commercially Reasonable Efforts and cooperate in good faith with the other Parties to make all necessary applications, filings and requests, furnish all required supporting materials, pay all fees and application payments, and take all other actions reasonably required to obtain all Required Approvals as described below.
               (i) Permits and Coal Leases. Subject to the mutual cooperation provision in Section 5.1(b), Buyer shall be responsible for obtaining all Required Approvals relating to the transfer of Permits and Coal Leases by the Governmental Entity with regulatory jurisdiction in respect of such Permits or Coal Leases, at its cost and expense. Seller agrees to promptly provide all information and true and correct versions of documentary material in Seller’s or one of the Companies’ possession or control that may be reasonably requested by Buyer or any Governmental Entity in connection with Buyer’s efforts to obtain Required Approvals for the Permits and Coal Leases. The Parties shall not request any material modification of the Permits in connection with the request for the consent of the appropriate Governmental Entities to the transfer of the Permits. Notwithstanding the foregoing, the Parties acknowledge that as condition to granting consent to the transfer of the Permits, the appropriate Governmental Entities may require modification of the Permits. The Parties shall consult with each other regarding any changes to the Permits requested by the appropriate Governmental Entities. The Parties shall agree to all reasonable modifications that will take effect as of the Closing to those Permits issued by Governmental Entities that are requested by such Governmental Entities as a condition to granting consent to the transfer of such Permits and upon the request of either Buyer or Seller shall evidence such agreement in writing in a form satisfactory to the Party making such request acting reasonably; provided, that such modifications shall take effect only in the event of a Closing.
               (ii) Coal Sales Contracts. Seller shall use Commercially Reasonable Efforts to obtain all Required Approvals relating to Coal Sales Contracts with third parties; provided that (A) neither Seller nor Buyer shall be obligated to incur any material obligations or conditions with respect to such Coal Sales Contracts or in connection with the obtaining of such Required Approvals, and (B) to the extent any third party demands, or Seller reasonably determines that such third party will demand, changes in any Coal Sales Contract that would require the expenditure of funds or the incurrence of material obligations or conditions, including parent guaranties or additional liabilities, on Seller’s or its Affiliate’s rights or obligations under the Coal Sales Contracts (or Buyer’s rights thereunder after the Closing), Seller shall not be required to obtain such Required Approvals and such Coal Sales Contracts shall be retained by Seller and be covered under the Arch Coal Supply Agreement.  Each Party agrees to promptly provide all information and true and correct versions of the documentary material in its possession or control that reasonably may be requested by the other Party in connection with the efforts to obtain Required Approvals for the Coal Sales Contracts.
               (iii) Transferred Contracts. Set forth on Section 5.1(b)(iii) of the Disclosure Schedule are those Material Contracts which are in the name of one of the Companies or which the

Parties intend to be transferred to one of the Companies in connection with the Acquisition (the “Transferred Contracts”). Seller shall use Commercially Reasonable Efforts to obtain all Required Approvals relating to Transferred Contracts; provided that neither Seller nor Buyer shall be obligated to incur any material obligations or conditions with respect to such Transferred Contracts or in connection with the obtaining of such Required Approvals.  Each Party agrees to promptly provide all information and true and correct versions of the documentary material in its possession or control that reasonably may be requested by the other Party in connection with the efforts to obtain Required Approvals for the Transferred Contracts. In the event any Required Approval is not obtained prior to the Closing with respect to a Transferred Contract, such Transferred Contract shall be deemed to be an Excluded Contract.
               (iv) Excluded Contracts. Set forth on Schedule 5.1(b)(iv) of the Disclosure Schedule are those Material Contracts which are not being transferred to Buyer in connection with the Acquisition (the “Excluded Contracts”). The Parties agree that Excluded Contracts shall not be assumed by Buyer and, subject to Section 5.16(c), the obligations and liabilities related to such Excluded Contracts shall remain with Seller.
     5.2 HSR Act; Antitrust Compliance.
          (a) To the extent that it has not already done so, each Party shall, as promptly as is reasonable, and in any event not more than thirty (30) days after the Effective Date, file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act (the “HSR Form”) and any applicable foreign antitrust Law with respect to the transactions contemplated by this Agreement, shall request early termination of the applicable waiting periods with respect thereto, and Buyer shall pay all of the filing fees in connection therewith. Each Party shall bear the fees and expenses of its counsel in preparation of any such filings.
          (b) Each Party shall use its Commercially Reasonable Efforts, including the expenditure of material funds and the payment of reasonable fees and costs (including the fees of lawyers and other experts) to (i) cause the expiration or termination of the applicable waiting periods under the HSR Act, and any foreign antitrust Laws, and any state takeover or similar statute, and to cause the receipt of Required Approvals under the HSR Act, any applicable foreign Law or any state takeover or similar statute, as soon as practicable, and (ii) cooperate promptly and fully with the other Party to make all necessary additional applications, filings and requests, furnish all required supporting materials, and take all other actions reasonably required to, and, in each case, supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the United States Department of Justice) pursuant to the HSR Act, related Law, or any applicable state or foreign antitrust Law, and cooperate in connection with any filing under any applicable antitrust Law and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement that are commenced by any Governmental Entity. Without limiting the generality of the Parties’ undertaking pursuant to this Section 5.2(b), subject to Section 7.1, Buyer shall, at its expense and cost, use its best efforts to defend through litigation on the merits any claim asserted in court by any party (including any Governmental Entity) in order to avoid the entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the date that is three hundred sixty five (365) days from the initial filing of the HSR Form.
          (c) Buyer and Seller will consult with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act, related Law, or any applicable state or foreign antitrust law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any legal proceeding under or relating to the HSR Act, related Law, or any applicable state or foreign antitrust Law, each of Buyer and Seller will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and if practicable, to have access to, review in advance and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such legal proceeding. Each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject matter of this Agreement, including any second request from governmental entities. Each Party shall pay its respective the costs and fees relating to any such review, preparation of additional materials, and requests for additional information resulting from or in connection with such filings.
     5.3 Surety Bonds. Buyer shall obtain surety bonds and/or letters of credit or provide other financial obligation or assurances acceptable to the regulating Governmental Entity, including any changes required or requested by a regulating Governmental Entity (collectively, “Substitute Surety Bonds”), which Substitute Surety Bonds shall be effective as of the Closing Date and in full substitution for all of the surety bonds and letters of credit listed on Section 5.3 of the Disclosure Schedule (“Existing Surety Bonds”), and shall obtain the release of all of the Existing Surety Bonds in connection therewith. Buyer shall indemnify and hold harmless Seller with respect to all Liabilities arising out of or relating to any such Existing Surety Bonds to the extent they arise in the first instance in connection with the period following the Closing. Without limiting the foregoing, Buyer shall promptly, and in any event within ten (10) Business Days after receipt by Buyer of Notice from Seller of a Claim for indemnification hereunder, fully indemnify Seller from any Claim or demand of, or Liability with respect to, all or any of the Existing Surety Bonds to the extent arising in the first instance with respect to the period following the Closing in the event that such Existing Surety Bonds have not been released to Seller prior to Closing, and such indemnification obligation shall not be subject to any limitations on liability set forth in Section 8.4.
     5.4 Guaranties. Seller or its Affiliates (other than the Companies) have provided certain guarantees, indemnities and similar obligations relating to Coal Sales Contracts with third parties (each, an “Existing Guaranty”). If and only to the extent that there is an Existing Guaranty related to a Coal Sales Contract to be transferred from Seller or its Affiliates (other than the Companies) to Buyer or its Affiliates (including, if Closing occurs, one of the Companies) as of the Closing Date, then Buyer shall cooperate with Seller to cause the release of each such Existing Guaranty and the substitution of Buyer and/or an Affiliate of Buyer as the guarantor, indemnitor or responsible party (a “Substitute Guaranty”) under each such Coal Sales Contract effective as of the Closing Date. To the extent that a Substitute Guaranty related to a Coal Sales Contract transferred by Seller or its Affiliates (other than the Companies) to Buyer or its Affiliates (including, if Closing occurs, one of the Companies) is not in effect as of the Closing Date, Buyer shall indemnify and hold harmless Seller or its Affiliates, as applicable, with respect to any Liabilities arising out of or relating to any such Existing Guaranty to the extent they arise in the first instance in connection with the period following the Closing. Without limiting the foregoing, Buyer shall promptly, and in any event within ten (10) Business Days after receipt by Buyer of Notice from Seller of a Claim for indemnification hereunder, fully indemnify Seller from any Claim or demand of, or Liability with respect to, any Existing Guaranty related to a Coal Sales Contract transferred by Seller or its Affiliates (other than the Companies) to Buyer or its Affiliates (including, if Closing occurs, one of the Companies) that is not in effect as of the Closing Date to the extent they arise in the first instance in connection with the period following the Closing, and such indemnification obligation shall not be subject to any limitations set forth in Section 8.4.
     5.5 Operations During the Interim Period. Except as otherwise provided for in this Agreement, during the Interim Period, Seller shall, and shall cause its Affiliates (including the

Companies) to, use Commercially Reasonable Efforts to maintain the operations of the Business, in each case in the Ordinary Course of Business, at Seller’s cost and to Seller’s benefit.
     5.6 Negative Covenants of Seller Prior to Closing. With respect to the operation of the Business by the Companies during the Interim Period, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall not, and shall cause the Companies not to:
          (a) change any method of accounting or accounting practice (except for any such change required by reason of a concurrent change in GAAP or as may be required in connection with the preparation of the Audited Financial Statements);
          (b) other than with respect to welfare and benefit plans administered by or on behalf of RTA: (i) enter into, modify or terminate any employment, deferred compensation, severance, retirement or other similar agreement with any director, officer or employee (or amend any such existing agreement), (ii) grant any severance or termination pay to any director, officer or employee of any of the Companies, or (iii) change (other than in connection with hiring or firing directors, officers or employees of any of the Companies in the Ordinary Course of Business) any compensation or other benefits payable by any of the Companies to any director, officer or employee of any of the Companies other than any changes in the Ordinary Course of Business;
          (c) sell, assign, convey, license, lease or otherwise dispose of any Mineral and/or Real Properties or any other material asset or property owned or used by either of the Companies or otherwise used or held for use in connection with the Business or permit the imposition of any Encumbrance (other than Permitted Encumbrances) on any Mineral and/or Real Properties or any other material asset or property owned or used by the Companies or otherwise used or held for use in connection with the Business;
          (d) delay or postpone the payment of accounts payable or other liabilities of the Companies outside the Ordinary Course of Business;
          (e) cancel, compromise, waive or release any right or claim (or series of related rights and claims) involving more than One Million Dollars (US$1,000,000) or outside the Ordinary Course of Business;
          (f) write-down or write-off the value of any material asset of the Companies, except for write-downs or write-offs of accounts receivable in the Ordinary Course of Business;
          (g) except for coal sales agreements involving (i) an amount in excess of Fifty Million Dollars (US$50,000,000) in gross revenues per year (determined on an individual basis) or (ii) One Hundred Fifty Million Dollars (US$150,000,000) in gross revenues (determined on an individual basis) with a term of five (5) years or less, engage in any other transaction or commitment, or enter into any Material Contract, other than transactions and commitments in the Ordinary Course of Business;
          (h) except in the Ordinary Course of Business and except as to Excluded Returns, file any amended Tax Return, settle any Tax Claim or assessment relating to any of the Companies, extend or waive the limitation period applicable to any Tax Claim or assessment relating to any of the Companies, or take any other similar action, if, in each case, such election, change, adoption, filing, settlement, extension, waiver or other action would have the effect of increasing the Tax Liability of any of the Companies for any period ending after the Closing Date;

          (i) purchase or lease, directly or indirectly, any interests in surface property, coal property or oil and gas rights, other than in the Ordinary Course of Business;
          (j) take any action or permit any another Person to take any action on behalf of Seller, Jacobs Ranch or the Subsidiary that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement in any material respect;
          (k) grant any option, warrant or other right to purchase any of the Equity Interests or any ownership interests in the Subsidiary or issue any security convertible into membership interests of either the Companies or any other right to purchase or otherwise acquire an ownership interest in either of the Companies;
          (l) except as otherwise contemplated in this Agreement, enter into any material settlement agreement or consent decree;
          (m) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the outstanding equity or any debt securities of Jacobs Ranch or the Subsidiary;
          (n) amend the Organizational Documents of either of the Companies;
          (o) except as reflected in Section 5.6(o) of the Disclosure Schedule, make any capital expenditure of more than Three Million Dollars (US$3,000,000) per item, other than those associated with existing LBAs or bids for additional LBAs;
          (p) incur or assume any Indebtedness (other than Indebtedness with respect to working capital in the Ordinary Course of Business and in amounts consistent with past practice) or otherwise make any loans or advances material to the Business;
          (q) guarantee or otherwise as an accommodation become responsible for, the obligations of any Person;
          (r) enter into any transaction or take any actions which may result in a Material Adverse Effect;
          (s) modify or terminate any of the Material Contracts or any material term thereof or enter into any agreement which would have been required to be listed in Section 3.7(a) of the Disclosure Schedule had it been in effect as of the Effective Date, except (i) as otherwise contemplated in this Agreement or (ii) in the Ordinary Course of Business;
          (t) except as required by Law, disclose (i) any confidential or proprietary information relating to the Companies contained in the files titled “Jacobs Coal Company and Jacobs Land & Livestock Co.” and “Jacobs Ranch Phase 2” and the folders under each of them in the virtual data room managed by or on behalf of Seller or the Companies as of August 15, 2008 or any other confidential or proprietary information relating to the Companies similar thereto or (ii) any other confidential or proprietary information relating to the Companies, other than in the Ordinary Course of Business; or
          (u) enter into an agreement to do any of the foregoing.
     5.7 Affirmative Covenants of Buyer Following Closing. If Closing occurs, from and after the Closing Date, Buyer shall, and shall cause the Companies to do the following:

          (a) (i) as soon as possible but no later than thirty (30) days following the Closing Date, discontinue the use of any Seller Mark in connection with any sales or marketing literature which are provided to the public; (ii) as soon as possible but no later than ninety (90) days following the Closing Date with respect to all other items (other than sales or marketing literature), take all actions and make all filings necessary (at Buyer’s sole cost and expense) to discontinue any and all use of (and shall at no time in the future adopt, use or register) any Seller Mark, whether in connection with the Mine or otherwise, however spelled, whether capitalized, abbreviated, truncated or telescoped, singular or plural, printed or stylized, with or without a space between the terms, or whether used alone or in combination with any word or words or design, and whether used in caption, text, orally or otherwise, or in any manner that suggests in any way that the Companies and/or its or their activities or services following the Closing Date originate from, are affiliated with, or are sponsored, authorized, approved or sanctioned by Seller or any Affiliate of Seller; and (iii) provide to Seller sworn affidavits signed by an officer or director of Buyer confirming that each of the Companies has fully complied with the terms of Section 5.7(a)(i) and (a)(ii) as applicable, together with written evidence of all filings with Governmental Entities necessary to comply with the terms of Section 5.7(a)(ii);
          (b) not, at any time, take any action at law, in equity or before any Governmental Entity, and not otherwise object, with respect to Seller’s use and registration of any Seller Mark;
          (c) maintain all financial sureties, including all Substitute Surety Bonds and Substitute Guarantees, as required pursuant to this Agreement and the terms of such Substitute Surety Bonds and Substitute Guarantees, and applicable Permits and Material Contracts; and
          (d) in connection with any Lease by Application (“LBA”) of any Company that was made but not yet awarded by the Bureau of Land Management (“BLM”) as of the Closing Date, in any case in which the LBA is not awarded to such Company or is withdrawn subsequent to the Closing Date, Buyer must immediately when such funds are returned from the BLM or the successful applicant, as the case may be, refund to Seller any: (i) bonus bid payment made by the applicable Company to the BLM, (ii) any related payment to Buyer from a winning bidder in reimbursement for the costs and expenses of any environmental impact studies and other reimbursable costs incurred by such Company as the non-successful bidder, and (iii) amounts received by Buyer in connection with any amounts paid by such Company to a qualified surface owner (as that term is described in 43 C.F.R. Subpart 3427), including any refunds required or received from such qualified surface owner or any repurchase from such qualified surface owner of any surface rights needed in connection with the LBA process; provided that Buyer must refund to Seller no less than the amount paid to the qualified surface owner by the applicable Company in obtaining such surface rights.
     5.8 Company Employees.
          (a) Buyer or its Affiliates shall maintain, for a period of at least six months following the Closing Date, the employment of each Company Employee employed as of the Closing Date, except for the Excluded Employees, on such terms and conditions required by this Section 5.8. In the event Buyer or one of its Affiliates elects to terminate a Company Employee without cause during the six month period following the Closing Date, then Buyer or one of its Affiliates shall pay such Company Employee a severance amount equal to the greater of (A) the amount of severance benefits such Company Employee would have been entitled to under Seller’s or Buyer’s severance plan (whichever offers greater severance benefits) then in effect, if any, or (B) the product of (i) one-half of such Company Employee’s annual base salary or aggregate hourly wages for the preceding twelve (12) month period, as the case may be, and (ii) a fraction, the numerator of which is the number of days remaining in the six month period following the Closing Date determined from the date of termination and the denominator of which is 180.

          (b) The Company Employees shall be eligible to participate in Buyer’s benefit plans and programs which, in the aggregate, shall be reasonably equivalent in value to the wages, compensation levels and benefit plans provided to the Company Employees on the Closing Date.
          (c) Buyer shall provide each Company Employee with credit for all service for vesting and eligibility purposes only under each employee benefit plan, program, or arrangement of Buyer or its Affiliates in which such employee is eligible to participate, except to the extent that such service credit would result in a duplication of benefits with respect to the same period of service and in accordance with the eligibility and vesting requirements contained under such plans. With respect to each group health plan or welfare plan provided by Buyer as of the Closing Date in which the Company Employees are eligible to participate after the Closing Date, Buyer shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees, provided that if such plan is provided under an insured arrangement, such waiver will occur only to the extent otherwise permitted under the applicable insurance contract or agreement, provided, further, that Buyer shall use its Commercially Reasonable Efforts to procure such waivers and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under such group health plan.
          (d) Benefits accrued on or before the Closing Date with respect to all Company Employees who are participants in Seller’s Retiree Benefits or Seller’s Pension Plan shall be “locked and frozen” as of the Closing Date and Seller shall retain sole liability for the payment of such benefits as and when employees become eligible therefor under such plans. For purposes of this Section, the term “locked and frozen” means that employees who are plan participants shall retain their vested accrued benefits under Seller’s Retiree Benefits or Seller’s Pension Plan as of the Closing Date. Seller shall amend Seller’s Pension Plan if necessary to ensure that all Company Employees who are participants in such plan as of the Closing Date shall become fully vested in their accrued benefits.
          (e) Seller will cause Seller’s Savings Plan to be amended in order to (i) provide that the Company Employees shall be fully vested in their accounts under Seller’s Savings Plan and (ii) permit such individuals to elect to the extent permitted by Law, not later than six months after the Closing Date, to have their interest in Seller’s Savings Plan transferred to any savings plan established or maintained by Buyer or one of its Affiliates at the discretion of the participant. As of the Closing Date, all employee contributions by the Company Employees and all obligations of Seller to make contributions in respect of such employees under Seller’s Savings Plan shall cease. Seller and Buyer shall take such other steps as are required by Law or are otherwise necessary in order to permit the transfer of assets and liabilities from Seller’s Savings Plan to any savings plan established by Buyer or one of its Affiliates.
          (f) No provision of this Section 5.8 shall create any third-party beneficiary rights in any Person or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of the Companies or Seller, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Employee Benefit Plan, and no provision of this Section 5.8 shall create such third-party beneficiary rights in any such Person or organization in respect of any benefits that may be provided, directly or indirectly, under any plan, including a currently existing Employee Benefit Plan. In addition, no provision of this Section 5.8 shall amend, cause to be amended or be construed to be an amendment to, any Employee Benefit Plan or any plan sponsored by Buyer or an Affiliate of Buyer. This provision shall be given effect even if ratification or execution of this Agreement complies with an amendment procedure in any plan.

     5.9 Notification. Between the Effective Date and the Closing Date, Seller and Buyer will each, promptly upon becoming aware thereof, provide Notice to the other of any fact or condition that causes or constitutes a breach in any material respect of any of the other Party’s representations and warranties made as of the Effective Date or of any default in any material respect of the other Party’s performance of its covenants and agreements herein; provided, however, subject to Section 4.10(c), any failure to do so shall not waive any rights or remedies of the applicable Party.
     5.10 Confidentiality; Exclusivity.
          (a) Subject to the provisions of Section 5.10(c), during the Interim Period and, if the Acquisition is consummated or terminated, for a period of one (1) year thereafter, Seller shall maintain in confidence, and will cause its Affiliates and its and their respective Representatives to maintain in confidence all material written, oral, or other information obtained in confidence from Buyer in connection with this Agreement or the Acquisition, including this Agreement and any other information obtained or developed in the course of the negotiation of this Agreement and the Acquisition. If the Acquisition is consummated, for a period of one (1) year thereafter, Seller shall maintain in confidence, and will cause its Affiliates and its and their respective Representatives to maintain in confidence all material written, oral, or other information relating to the Companies and the Business. Such information described in this Section 5.10(a) may be in written or electronic form, or orally disclosed, and includes any and all geological, geophysical, geostatistical and other geological information, all photographs, all health and safety information, all financial and technical information, all mapping information, all work plans, all environmental information, all ore reserve and drilling information, and human resources information (including any information about Company Employees), and all mine plans and other information concerning the Mine, whether or not included in the Disclosure Material. Such confidential information described in this Section 5.10(a) includes any analyses, compilations, studies or other documents prepared by Buyer or any of its Affiliates or Representatives which contain or otherwise reflect such information. Seller may retain one (1) copy of all Disclosure Materials after the Closing.
          (b) Subject to the provisions of Section 5.10(c), during the Interim Period and, if the Acquisition is terminated, for a period of one (1) year thereafter, Buyer shall maintain in confidence, and will cause its Affiliates and its and their respective Representatives to maintain in confidence all material written, oral, or other information obtained in confidence from the other in connection with this Agreement or the Acquisition, including this Agreement, the Disclosure Material and any other information obtained or developed in the course of the negotiation of this Agreement and the Acquisition. If the Acquisition is consummated, for a period of one (1) year thereafter, Buyer shall maintain in confidence, and will cause its Affiliates and its and their respective Representatives to maintain in confidence all material written, oral, or other information obtained in confidence from Seller relating to the businesses of Seller and its Affiliates other than and except to the extent any such information relates to the Business. Such information described in this Section 5.10(b) may be in written or electronic form, or orally disclosed, and includes any and all geological, geophysical, geostatistical and other geological information, all photographs, all health and safety information, all financial and technical information, all mapping information, all work plans, all environmental information, all ore reserve and drilling information, and human resources information, and all mine plans and other information concerning the mines of Seller and its Affiliates (other than the Companies) other than the Mine, whether or not included in the Disclosure Material. Such confidential information described in this Section 5.10(b) includes any analyses, compilations, studies or other documents prepared by Seller or any of its Affiliates or Representatives which contain or otherwise reflect such information.
          (c) The provisions of Section 5.10(a) and Section 5.10(b) shall not apply to information to the extent that the recipient Party: (i) can demonstrate at the time of disclosure is in the public domain; (ii) can demonstrate that after disclosure is published or otherwise becomes part of the public domain through no fault of the recipient Party or its Affiliates or its or their respective Representatives (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); (iii) can demonstrate by independent written documents already was in the possession of the recipient Party at the time of disclosure and was not obtained from the disclosing Party or its Affiliates (whether in conjunction with the Acquisition or previously disclosed), and that without breach of any obligation to a third party, the recipient is free to disclose to others; (iv) can demonstrate was received by it after the time of disclosure from a third party who or which did not acquire such information directly or indirectly from the disclosing Party or any of its Affiliates under an obligation of confidence and that without breach of any obligations of confidence the recipient is free to disclose to other; or (v) believes in good faith after consultation with legal counsel is required by Law or any listing or trading agreement concerning its publicly traded securities.
          (d) Seller agrees that following the Effective Date through the earlier of (i) the Closing Date or (ii) the date that this Agreement is terminated, neither Seller, the Companies or any of their Affiliates, nor any broker, agent or other person acting on behalf of them, shall, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other Person relating to the acquisition of the Mine, the Equity Interests, the equity interests of the Subsidiary, or all or substantially all of the assets of the Business, whether directly or indirectly, through purchase, merger, consolidation, or otherwise.
          (e) The Parties expressly agree that monetary damages may not be a sufficient remedy for any breach of the provisions of this Section 5.10, that any such breach will result in imminent and significant harm to the Parties, and that the harmed Party shall be entitled to equitable relief for any such breach, including injunction and specific performance, for any such breach or threatened breach. Such remedies shall not be the exclusive remedies for any such breach, but shall be in addition to all other legal and/or equitable remedies available to such harmed Party.
          (f) The provisions of this Section 5.10 supersede and replace the Confidentiality Agreement on and as of the Effective Date and the Confidentiality Agreement shall be terminated at the Effective Date other than rights and obligations of the Parties that had accrued thereunder prior to the Effective Date.
     5.11 Public Announcements. Except for announcements of the Parties and/or their respective Affiliates that have been pre-approved by Seller and Buyer for release on the Effective Date and on the Closing Date, as the case may be, a Party shall not, and shall cause its respective Affiliates not to, issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without affording Buyer or Seller, as applicable, a reasonable opportunity to review and comment on the same; provided, however, that any Party may make a public disclosure it believes in good faith after consultation with legal counsel is required by Law or any listing or trading agreement concerning its publicly traded securities.
     5.12 Supplemental Disclosure By Seller.
          (a) Seller may, from time to time prior to, but no less than four (4) Business Days prior to, Closing, by Notice to Buyer, amend, supplement, modify, create or add any section of the Disclosure Schedule in order to add information to, or change information previously set forth in, the Disclosure Schedule supplied to Buyer to the extent required to be added as a result of events or circumstances first occurring subsequent to the Effective Date.
          (b) No such amendment, supplement, modification, creation or addition shall:

               (i) be evidence, in and of itself, that the representations and warranties or disclosures previously made by Seller are no longer true and correct; or
               (ii) be deemed to cure any breach of a representation, warranty or covenant of Seller for purposes of satisfying Section 6.3(a); provided that if any such amendment, supplement, modification, creation or addition would result in a Material Adverse Effect and Buyer waives the non-compliance with such condition and permits the Closing to occur, any such amendment, supplement, modification, creation or addition shall be effective to cure and correct for all other purposes any breach of a representation, warranty or covenant that would have existed if Seller had not made such amendment, supplement, modification, creation or addition, and all references to any section of the Disclosure Schedule that is amended, supplemented, modified, created or added as provided in this Section 5.12 shall for all purposes after Closing be deemed to be a reference to such section of the Disclosure Schedule as so amended, supplemented, modified or added.
     5.13 Expenses. Except as provided in Section 2.9 with respect to Transfer Taxes, or as expressly set forth elsewhere in this Agreement, each of Buyer and Seller shall bear its own respective costs and expenses (including legal, accounting and consulting fees and expenses) incurred in connection with this Agreement and the Acquisition.
     5.14 Taxes and Tax Returns.
          (a) Seller shall prepare or cause to be prepared all separate entity Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. For purposes of filing any Wyoming severance Tax Return (and any ad valorem Tax Return based on such severance Tax Return), to the extent permitted by Law, the Parties agree to close the taxable period with respect to such returns on the Closing Date. The allocation of such Wyoming severance Tax Liability (and any ad valorem Tax Liability) shall be determined in accordance with Section 5.14(d). Such Tax Returns shall be prepared consistently with the past practice of the Companies, unless otherwise required by Law. Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. Buyer or the Companies shall file such Tax Returns and shall pay the Tax shown thereon promptly at the direction of Seller. The cost of preparing such Tax Returns shall be borne by Seller. Notwithstanding the preceding provisions of this Section 5.14(a), Seller shall prepare or cause to be prepared and shall file or cause to be filed all Income Tax Returns for the Companies with respect to all periods up to and including the Closing Date and shall bear the cost of preparing such Income Tax Returns. Seller shall reimburse Buyer for Taxes of the Companies, whether owed by the original Tax Return, amended Tax return, or as a result of an audit, with respect to such periods within ten (10) Business Days of payment by Buyer or the Companies of such Taxes and, without duplication, shall reimburse Buyer for Income Taxes imposed on any Company relating to any period prior to the Closing Date.
          (b) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies, other than the Tax Returns which Seller shall prepare, or cause to be prepared, pursuant to Section 5.14(a). Such Tax Returns shall be prepared consistently with the past practice of the Companies, unless otherwise required by Law. If any such Tax Return relates to any period beginning before the Closing Date, Buyer shall deliver to Seller for its review, comment and approval a copy of the proposed Tax Return no later than thirty (30) days prior to the filing date of such Tax Return (including extensions thereof). Seller and Buyer shall consult and attempt to resolve in good faith any issue arising as a result of the review of such proposed Tax Returns. If Seller and Buyer cannot agree on the amount of Taxes owed by the Companies or the treatment of an item shown on such Tax Return within fifteen (15) days, Buyer and Seller shall refer the matter to the Independent Accountants. Buyer and Seller shall equally share the fees and expenses of the Independent Accountants and the determination of the Independent Accountants as to the amount owing by the Companies with respect to the proposed Tax Returns shall be binding on both Buyer and Seller for purposes of filing such Tax Returns. Subject to Section 5.14(c), Seller shall reimburse Buyer for Taxes of the Companies with respect to such periods within ten (10) Business Days of payment by Buyer or the Companies of such Taxes.
          (c) For purposes of this Section 5.14, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period; and (ii) be the obligation of Seller, who shall pay such Taxes when due. Buyer shall be liable for all other Taxes and shall pay such Taxes when due. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practices of the Companies and shall be in conformity with the Code and any other applicable authorities except to the extent required by any Law.
          (d) Any Wyoming severance Tax (and any ad valorem Tax based on such severance taxable value) shall be treated as attributable to the period ending on the Closing Date to the extent the coal which constitutes the base upon which such Tax was levied was severed on or before the Closing Date, sold on or before the Closing Date and the revenue from such sale was received on or before the Closing Date.
          (e) Seller and Buyer shall cooperate fully and promptly, as and to the extent reasonably requested by the other party, in connection with (i) the filing of Tax Returns (“Tax Preparation”) and (ii) any suit, action, inquiry, proceeding, administrative or judicial appeal, audit, litigation or other similar proceeding with respect to Taxes (a “Tax Contest”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing authority. Buyer shall promptly notify Seller upon receipt by Buyer or its Affiliates of notice of any pending or threatened Tax Contest which may affect the Tax Liabilities or indemnification obligations hereunder of, or otherwise relate to, Seller in respect of Tax periods ending on or prior to the Closing Date. Seller shall have the sole right, at its expense, to represent all interests in any Tax Contest which will likely affect the Tax Liabilities or indemnification obligations hereunder of Seller or Seller’s Affiliates (and not Buyer or Buyer’s Affiliates), and to employ counsel of its choice in such Tax Contest; provided, however, that if the Tax Contest may affect the Tax Liabilities or indemnification obligations hereunder of Buyer or any Buyer Affiliate, Seller shall keep Buyer reasonably informed of the progress of such Tax Contest, and Buyer’s consent shall be required prior to the settlement of any Tax Contest where Buyer may have any Liability, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any said Tax Contest. Buyer shall have the sole right, at its expense, to represent all interests in any other Tax Contest involving the Companies, and to employ counsel of its choice in such Tax Contest; provided, however, that if the Tax Contest may affect the Tax Liabilities or indemnification obligations hereunder of Seller or any Seller’s Affiliate, Buyer shall keep

Seller informed of the progress of such Tax Contest, and Seller’s consent shall be required prior to the settlement of any Tax Contest, which consent shall not be unreasonably withheld.
          (f) Upon written request of Seller, Buyer shall file, or cause to be filed, any amended Tax Return (other than an amended Income Tax Return) of any Company or claim for Tax (other than Income Tax) refund on behalf of any Company for any period ending on or prior to the Closing Date, provided that taking such position will not subject either Buyer, the Companies, or any of their Affiliates to additional Taxes or reduce any Tax asset or Tax attribute of Buyer or any Company. Buyer shall permit Seller to review and comment on such amended Tax Return prior to filing and Buyer shall incorporate Seller’s reasonable comments. The cost of preparing such amended Tax Return shall be borne by Seller. Buyer shall reimburse Seller for any Tax refund received with respect to such amended Tax Return, net of any costs incurred by Buyer under this Section 5.14(e).
          (g) Any amended Tax Return of the Company or claim for Tax refund on behalf of any Company for any period ending after the Closing Date shall be filed, or caused to be filed, only by Buyer. Buyer shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax Liability or reduce a Tax asset or Tax attribute of Seller or any Company for any period ending on or prior to the Closing Date.
          (h) Buyer shall not file an election under Treasury regulation 301.7701-3 or any comparable provisions of applicable Law of state or local jurisdiction to cause either of the Companies to be treated as anything other than disregarded as an entity separate from its owner for U.S. federal Tax purposes (or for purposes of such state or local jurisdiction), where such election has an effective date prior to the second day after the Closing Date.
     5.15 Assistance with Accounting Matters.
          (a) No later than 120 days from the Effective Date (unless otherwise mutually agreed in writing by the Parties), Seller shall create or cause to be created and deliver to Buyer a copy of the audited balance sheet of the Companies at December 31, 2008 and the results of their operations and their cash flows for the one year period then ended (prepared on a combined carve-out basis with such adjustments and allocations as Seller and its auditors may reasonably determine to fairly present that same (the “Audited Financial Statements”), for use by Buyer in meeting its requirements under the Sarbanes-Oxley Act of 2002 and Rule 3-05 of Regulation S-X, accompanied by an opinion of independent public accountants, which Audited Financial Statements shall comply as to form and content with all applicable requirements of Regulation S-X and will be filed with the Securities and Exchange Commission (the “SEC”). The Parties agree to mutually cooperate and provide updated information to one another with regard to the preparation and status of the Audited Financial Statements in order to assist with the scheduling of the Closing of the Acquisition.
          (b) Seller will cooperate in good faith, and will instruct the Companies and its auditors to cooperate in good faith, with Buyer, at Buyer’s cost and expense, in connection with Buyer’s creation of all financial and other information, if any, necessary for Buyer to prepare pro forma financial statements and information in accordance with the requirements of the Exchange Act.
          (c) Seller acknowledges that the Audited Financial Statements and opinion will be filed with the SEC and hereby consents to such filing, and Seller agrees to use Commercially Reasonable Efforts to obtain for Buyer any necessary consents to such filing from the public accounting firm performing such audit, subject only to such firm’s normal internal review, which consents shall be executed and delivered to Buyer within five (5) Business Days after submission by Buyer of a draft consent to such firm.
     5.16 Further Assurances.
          (a) The Parties will use Commercially Reasonable Efforts to cooperate with each other in order to complete the transactions contemplated in this Agreement. In connection therewith, from time to time after the Effective Date through and including the Closing Date, and following the Closing Date, upon reasonable request and without further consideration, the Parties will use Commercially Reasonable Efforts to execute and deliver, and will cause their respective Affiliates to execute and deliver, such documents and instruments, assist in obtaining the necessary approvals, and take such other action as may be necessary in order to consummate the transactions contemplated in this Agreement that are not expressly provided for in this Agreement, including, (i) upon Buyer’s reasonable request, from and after the Closing, Seller will use Commercially Reasonable Efforts to provide Buyer, or, as applicable, provide Buyer with access to, all relevant accounting, land management and other records and compilations of data related to the Companies; and (ii) for a period of two (2) years following the Closing, upon Buyer’s reasonable request, Seller will use Commercially Reasonable Efforts to provide to Buyer copies of any documents or information related to the Companies which are subject to attorney-client privilege or attorney work product in such a manner to maintain the attorney-client privilege; provided that the requesting Party shall pay all costs of complying with this provision after the Closing Date.
          (b) If, for the period from the Closing Date through the Survival Period, Buyer or Seller discovers or determines that on the Closing Date Seller, Jacobs Ranch, the Subsidiary or any of their respective Affiliates owned or controlled, by lease or otherwise, any real property used or held for use (including future use) by Jacobs Ranch or the Subsidiary with the Mine, the ownership or control of which was not transferred to Jacobs Ranch or the Subsidiary on or prior to Closing (“Real Property Not Conveyed”), then such Party shall promptly communicate that fact in writing to the other Party. Thereafter, Buyer shall have sixty (60) days within which to evaluate such Real Property Not Conveyed and to determine whether or not Buyer desires, in its sole discretion, to obtain ownership or control of such Real Property Not Conveyed, which it shall be entitled to do at no cost or expense. If Buyer elects to acquire any such Real Property Not Conveyed, then Buyer shall notify Seller prior to the end of such 60-day period, after which the Parties shall take such actions as shall be reasonably necessary to transfer, or cause to be transferred, such interest held by Seller, Jacobs Ranch, the Subsidiary or any such Affiliate, at no cost or expense, the ownership or control of such real property (whether by deed, lease, sublease or otherwise) from Seller or the relevant Affiliate of Seller as promptly as practicable, but in any event no later than thirty (30) days following Buyer’s notice of its intention to so acquire such Real Property Not Conveyed.
          (c) On or prior to the Closing Date, pursuant to documentation reasonably acceptable to Buyer, Seller will assign, or cause to be assigned, to Jacobs Ranch (i) the current accounts receivable relating to the Coal Sales Contracts as of the Effective Time, and (ii) the unpaid accounts payable owed to unaffiliated third parties attributable to the Business as of the Effective Time, including without limitation, production Taxes, severance Taxes, reclamation Tax, black lung Tax and royalties attributable to the accounts receivables assigned to Jacobs Ranch pursuant to subsection (i), and in each case, Jacobs Ranch shall reflect such accounts receivable and unpaid accounts payable on its books and records, including on the Closing Date Balance Sheet.  Seller shall use Commercially Reasonable Efforts to collect, and assist Buyer in the collection of, all such accounts receivable as the same become due, and shall remit to Buyer as promptly as possible any and all amounts received from any third parties with respect to such accounts receivable in accordance with Section 3 of the Arch Coal Supply Agreement, without any right of set off by Seller.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES
     6.1 Conditions to Both Parties’ Obligations. Without limiting Buyer’s obligations under Section 5.2, the obligations of each Party to consummate the Acquisition is subject to the satisfaction or waiver at or prior to Closing of the following conditions:
          (a) no injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction shall have been issued and remain in effect, to the effect that the Acquisition may not be consummated as provided in this Agreement and no proceeding or lawsuit shall have been pending or threatened in writing by any Person, including any Governmental Entity for the purpose of obtaining any such injunction, writ, preliminary restraining order or other order;
          (b) no written notice shall have been received by any Party or any of the Companies from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the Acquisition that has not been withdrawn or satisfied; and
          (c) the Parties and/or the Companies shall have obtained (i) all Required Approvals listed on Exhibit D required to be obtained prior to Closing in order to consummate the Acquisition at Closing or (ii) written confirmation reasonably satisfactory to the Parties that no amendment, consent or transfer from the applicable third party or Governmental Entity is required in order to consummate the Acquisition at Closing.
     6.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the Acquisition is further subject to the satisfaction at or prior to Closing of the following conditions (unless waived by Seller in writing):
          (a) The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects at and as of the Effective Date and shall be true and correct in all material respects at and as of Closing as if made at and as of such time (except, in each case, for those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects), except for (i) changes permitted or contemplated by this Agreement; or (ii) representations and warranties which are given or made at or as of a specific date, in which event they shall be true and correct only at or as of such date; and
          (b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to Closing pursuant to the terms of this Agreement.
     6.3 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by the Acquisition is further subject to the satisfaction at or prior to Closing of the following conditions (unless waived by Buyer in writing):
          (a) The representations and warranties of Seller contained in Article III shall be true and correct in all material respects at and as of the Effective Date and shall be true and correct in all material respects at and as of Closing as if made at and as of such time (except, in each case, for those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects), except (i) for changes permitted or contemplated by this Agreement; or (ii) for representations and warranties which are to be given at or as of a specific date, which shall be true and correct in all material respects only at or as of such date.

          (b) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to Closing pursuant to the terms hereof.
          (c) No event shall have occurred that has had or reasonably would be expected to have a Material Adverse Effect (excluding any adjustment to the Unadjusted Purchase Price pursuant to Section 2.3).
Notwithstanding anything to the contrary in this Section 6.3, Buyer shall have no right to terminate the consummation of the transactions contemplated by the Acquisition for any breach of a representation under Section 3.10 or a breach of a covenant under Section 5.14, unless and until Buyer shall have provided Seller timely Notice thereof in reasonable detail and Seller shall have had a reasonable opportunity to cure, which cure period shall extend to, but in no event shall extend beyond, the Closing Date, or to the extent that the same will be paid when due by Seller pursuant to the provisions of Article VIII.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated as follows:
          (a) at any time at or prior to Closing, upon mutual written consent of the Parties;
          (b) upon Notice by Seller to Buyer if any of the conditions set forth in Section 6.1 or Section 6.2 shall have not been fulfilled on or before the date (the “First Walk Away Date”) that is ninety (90) days after the date of the initial filing of the HSR Form (the “Initial Filing Date”) and shall not have been waived (to the extent permitted by Law) by Seller prior to Closing; provided that Seller may not terminate this Agreement pursuant to this Section 7.1(b) if Seller’s failure to fulfill any of its obligations under this Agreement shall have been the principal reason that the Closing shall not have occurred on or before the First Walk Away Date and provided further, that Seller’s right to terminate this Agreement pursuant to this Section 7.1(b) shall be exercised, if at all, only upon Notice by Seller to Buyer not more than five (5) Business Days following the First Walk Away Date;
          (c) upon Notice by Buyer to Seller if any of the conditions set forth in Section 6.1 or Section 6.3 shall have not been fulfilled on or before the First Walk Away Date and shall not have been waived (to the extent permitted by Law) by Buyer prior to Closing; provided that Buyer may not terminate this Agreement pursuant to this Section 7.1(c) if Buyer’s failure to fulfill any of its obligations under this Agreement shall have been the principal reason that the Closing shall not have occurred on or before the First Walk Away Date and provided further, that Buyer’s right to terminate this Agreement pursuant to this Section 7.1(c) shall be exercised, if at all, only upon Notice by Buyer to Seller not more than five (5) Business Days following the First Walk Away Date;
          (d) upon not less than five (5) Business Days’ Notice by Seller to Buyer at any time and for any reason after the First Walk Away Date but on or before the date that is one hundred eighty (180) days after the Initial Filing Date;
          (e) unless otherwise agreed in writing by the Parties, automatically if the Closing does not occur on or before a date (the “Second Walk Away Date”) that is three hundred sixty-five (365) days after the Initial Filing Date;

          (f) unless otherwise agreed in writing by the Parties, automatically if the conditions set forth in Section 6.1 and Section 6.2 shall have been fulfilled on or before the Second Walk Away Date and Buyer shall not have paid the Purchase Price by the Second Walk Away Date;
          (g) except as provided in Section 7.1(f), by Seller, in the event that Buyer fails or refuses to consummate the Acquisition in accordance with the provisions of Section 2.2;
          (h) by Buyer, in the event that Seller fails or refuses to consummate the Acquisition in accordance with the provisions of Section 2.2;
          (i) upon Notice by Seller to Buyer delivered within two (2) Business Days after final determination of the Final Undisclosed Encumbrance Value, if the adjustment referred to in Section 2.3 would have the effect of reducing the Unadjusted Purchase Price by more than Ten Million Dollars (US$10,000,000); and
          (j) upon Notice by Buyer to Seller if the conditions set forth in Section 6.1 and Section 6.2 shall have been fulfilled and the Audited Financial Statements are not timely delivered pursuant to Section 5.15(a).
     7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1:
          (a) All filings, applications and other submissions made pursuant to or in connection with this Agreement or the Acquisition shall, at the option of Seller, and to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made; and
          (b) Buyer will execute and deliver to Seller a full release of Claims upon terms reasonably acceptable to Seller, and there shall be no Liability or obligation under this Agreement on the part of a Party or its Affiliates, or any of its or their respective directors, officers, employees, agents, advisors or Representatives to the other Party or its Affiliates or its or their respective directors, officers, employees, agents, advisors or Representatives, except that the obligations provided for in this Section 7.2(b), and Sections 5.10, 5.11, 5.13, Section 7.3 and Article IX), and the Confidentiality Agreement shall survive any such termination, and may be fully enforced without limitation.
     7.3 Break Fee.
          (a) If this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(c), Section 7.1(e), Section 7.1(f) or Section 7.1(g), then Seller will suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Seller for such damages, Buyer shall pay to Seller the following:
               (i) Liquidated damages in the amount of Two Million Dollars (US$2,000,000) in the event that this Agreement is terminated by Seller pursuant to Section 7.1(b) or by Buyer pursuant to Section 7.1(c).
               (ii) Liquidated damages in the amount of Thirty Million Dollars (US$30,000,000) in the event that this Agreement is terminated by Seller pursuant to Section 7.1(e) or Section 7.1(g).
               (iii) Liquidated damages in the amount of Fifty Million Dollars (US$50,000,000) in the event that this Agreement is terminated pursuant to Section 7.1(f).

          (b) If this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(h), then Buyer will suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Buyer for such damages, Seller shall pay to Buyer the following:
               (i) Liquidated damages in the amount of Five Million Dollars (US$5,000,000) in the event that this Agreement is terminated by Seller any time after the First Walk Away Date but on or before 11:59 p.m., Eastern Time on a date (the “First Calculation Date”) that is one hundred twenty (120) days after the Initial Filing Date.
               (ii) Liquidated damages in the amount of Ten Million Dollars (US$10,000,000) in the event that this Agreement is terminated by Seller at any time after the First Calculation Date but on or before 11:59 p.m., Eastern Time on a date (the “Second Calculation Date”) that is one hundred fifty (150) days after the Initial Filing Date.
               (iii) Liquidated damages in the amount of Fifteen Million Dollars (US$15,000,000) in the event that this Agreement is terminated by Seller at any time after the Second Calculation Date but on or before 11:59 p.m., Eastern Time on a date that is one hundred eighty (180) days after the Initial Filing Date.
               (iv) Liquidated damages in the amount of Thirty Million Dollars (US$30,000,000) in the event that this Agreement is terminated by Buyer pursuant to Section 7.1(h).
          (c) Any amounts required to be paid pursuant to Section 7.3(a) or Section 7.3(b) shall be due and payable within two (2) Business Days of the termination of this Agreement. Any amounts owed by Buyer to Seller under Section 7.3(a) or by Seller to Buyer under Section 7.3(b) that are not paid when due shall bear simple interest from the date owed to the date paid at the then current prime rate of interest as published by The Wall Street Journal, plus two percentage points (2%).
          (d) The Parties specifically agree that any amount to be paid, if any, pursuant to this Section 7.3 represents liquidated damages and not a penalty. Notwithstanding the above, if the basis of termination of this Agreement is a knowing and intentional breach by a Party of one or more of the provisions of this Agreement, then such breaching Party shall be fully liable to the non-breaching Party in respect of such breach.
ARTICLE VIII
INDEMNIFICATION; SURVIVAL; REMEDIES AFTER CLOSING
     8.1 Indemnification Obligations of Seller. From and after Closing, subject to Section 8.4, Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and in respect of any Liability arising out of:
          (a) any breach of any representation or warranty of Seller set forth in Article III of this Agreement, or in any certificate delivered pursuant to this Agreement by Seller or its Affiliates including, prior to Closing, the Companies;
          (b) any breach or violation of any covenant, agreement or undertaking in this Agreement made by Seller or its Affiliates including, prior to Closing, the Companies;
          (c) any fraud, willful misrepresentation or intentional misconduct of Seller in connection with this Agreement; and

          (d) any employment by Seller or any Affiliate of, or services rendered to Seller or any Affiliate by, any finder, broker, agency, or other intermediary, in connection with the Acquisition, or any allegation of any such employment or services.
     8.2 Indemnification Obligations of Buyer. From and after Closing, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Liability arising out of:
          (a) any breach of any representation or warranty of Buyer set forth in Article IV of this Agreement or in any certificate delivered pursuant to this Agreement;
          (b) any breach or violation of any covenant, agreement or undertaking made by Buyer and, following Closing, either Company, in this Agreement;
          (c) after the Closing Date, the operations, business, employees, assets, and Liabilities of the Companies for periods prior to and after the Closing, other than Liabilities for which Seller has express indemnification obligations to the Buyer Indemnified Parties under Section 8.1;
          (d) any fraud, willful misrepresentation or intentional misconduct of Buyer in connection with this Agreement; and
          (e) any employment by Buyer or any Affiliate of, or services rendered to Buyer or any Affiliate, by any finder, broker, agency, or other intermediary, in connection with the Acquisition, or any allegation of any such employment or services.
     8.3 Indemnification Procedure. The following procedures shall apply in respect of any Third Party Claim or other Claim for indemnification arising hereunder:
          (a) As promptly as practical, but in any event within thirty (30) Business Days after receipt by an Indemnified Party of notice of a Claim by any third party (a “Third Party Claim”) or after such Person obtains actual knowledge of the existence of a Claim other than a Third Party Claim, in each case with respect to which such Indemnified Party may be entitled to receive indemnification from the other Party (the “Indemnifying Party”) for any Liability, such Indemnified Party shall provide a Claim Notice to the Indemnifying Party; provided, however, that the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such Third Party Claim only if, and only to the extent that, such failure to provide a Claim Notice to the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third Party Claim; or (ii) material prejudice to the Indemnifying Party with respect to such Third Party Claim.
          (b) The Indemnifying Party shall have the right, upon Notice delivered to the Indemnified Party within thirty (30) days after receipt of a Claim Notice, to assume the defense and control of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim alleging any criminal or quasi-criminal wrongdoing (including fraud). If the Indemnifying Party declines or fails to assume the defense of the Third Party Claim on the terms herein provided within such thirty (30) day period, the Indemnified Party may, at its option, assume and control the defense of such Third Party Claim and employ counsel to represent or defend it in any such Third Party Claim, and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Party that has assumed defense of a Third Party Claim, whether the Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use Commercially Reasonable Efforts to keep the other Party reasonably apprised of the status of the defense against the Third Party Claim and to cooperate in good faith with the other Party with respect to the defense of any such Third Party Claim. No Party may settle or compromise any Third Party Claim or consent to the entry of any judgment in connection with any Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the other Party, which consent may be withheld only where such Party would be materially negatively impaired by such settlement, compromise or consent to entry of judgment.
     8.4 Liability Limits.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, Seller’s obligation to indemnify, defend and hold harmless any Buyer Indemnified Party from Liability shall be limited, in the aggregate, as follows:
               (i) With respect to Liability due to Section 8.1(a) or Section 8.1(b) of this Agreement, except as otherwise provided, Seller’s obligation to indemnify, defend and hold harmless the Buyer Indemnified Parties shall not arise (i) for any individual Liability totaling less than Two Hundred Fifth Thousand Dollars (US$250,000) or (ii) unless and until, after taking into account the other limitations of this Section 8.4, the Buyer Indemnified Parties shall have suffered Liabilities indemnifiable under Section 8.1(a) or Section 8.1(b) which, in the aggregate, exceed one percent (1%) of the Purchase Price, in which case the Buyer Indemnified Parties shall then be entitled to recover the full amount of all Liabilities indemnifiable under Section 8.1(a) or Section 8.1(b) including any individual Liability totaling less than Two Hundred Fifty Thousand Dollars (US$250,000); provided, that in no event shall the aggregate amount required to be paid by Seller to all Buyer Indemnified Parties entitled to indemnity with respect to Liability under Section 8.1(a) or Section 8.1(b), except as otherwise provided, exceed an amount equal to ten percent (10%) of the Purchase Price. The foregoing limitations shall not apply to a claim for indemnification to the extent such claim is based upon a breach of any of the Tax Representations, Tax covenants to make any payment or reimbursement contained in Sections 5.14(a) through 5.14(d), or as a result of any fraud, willful misconduct or intentional misrepresentation in connection with this Agreement.
               (ii) for purposes of computing the aggregate amount of Liability indemnifiable by Seller, the amount of each Claim by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by Seller under Section 8.1(a) or Section 8.1(b) shall be limited to, the amount of Liability that remains after deducting therefrom any third Person insurance proceeds and any indemnity, contributions or other similar payment actually received by a Buyer Indemnified Party with respect to such Claim.
          (b) IN ANY CLAIM FOR INDEMNIFICATION UNDER THIS AGREEMENT, NO PARTY SHALL BE REQUIRED TO INDEMNIFY ANY INDEMNIFIED PARTY FOR SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFIT OR REVENUE, ANY MULTIPLE OF REDUCED CASH FLOW, INTERFERENCE WITH OPERATIONS, OR LOSS OF LENDERS, INVESTORS OR BUYERS, EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS (OTHER THAN CLAIMS BY AN ASSIGNEE).
     8.5 Reasonable Steps to Mitigate. Any Indemnified Party shall make Commercially Reasonable Efforts to mitigate any Liability, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or in equity, and shall provide such evidence and documentation of the nature and extent of the Liability as may be reasonably requested by the Indemnifying Party.
     8.6 Survival of Representations and Warranties; Survival of Covenants. The respective representations and warranties made by each party contained in this Agreement shall survive the Closing Date and, notwithstanding the Closing Date and notwithstanding any investigation or inquiries made by or on behalf of a Party, shall continue in full force and effect until the end of the Survival Period, except that: (i) any such representations and warranties relating to Tax matters (the “Tax Representations”) shall survive the Closing Date and continue in full force and effect until after the expiration of all applicable statutes of limitation, including any suspensions, tollings or extensions thereof; (ii) a claim for any breach of any of such representations and warranties involving fraud or willful misrepresentation in connection with this Agreement may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law; and (iv) no party shall be entitled to indemnification for breach of any representation and warranty set forth in the representations and warranties of each party unless a Claim Notice of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein. The covenants and agreements contained in this Agreement shall survive in accordance with their terms, and, unless otherwise provided in this Agreement, no party shall be entitled to indemnification for breach of any such covenant or agreement unless a Claim Notice of such breach has been given to the Indemnifying Party within the period of survival of such covenant or agreement.
     8.7 Exclusive Remedies Following the Closing Date. Following the Closing, in the absence of fraud, willful misconduct or intentional misrepresentation in connection with this Agreement, the indemnification provisions set forth in this Article VIII shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement.
     8.8 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.
ARTICLE IX
MISCELLANEOUS
     9.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement (each a “Notice”) shall be in writing and shall be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) facsimile, receipt confirmed; or (iv) by a nationally recognized overnight courier service. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as such Party shall specify by Notice):
If to Buyer, to:
Arch Coal Inc.
One CityPlace Drive, Suite 300
Saint Louis, Missouri 63141
Attention: General Counsel
Telephone: 314-994-2700
Facsimile: 314-994-2734
with a copy to:

Bryan Cave LLP
One Metropolitan Square, Suite 3600
Saint Louis, Missouri 63102
Attention: Patricia F. Brandt
Telephone: 314-259-2000
Facsimile: 314-552-8702
If to Seller, to:
Rio Tinto Sage LLC
4700 Daybreak Parkway
South Jordan, Utah 84095
Attention: Craig Johnson
Telephone: (801) 204-2801
Facsimile: (801) 204-2892
          Each Notice shall be effective (i) if delivered personally or by registered or certified mail, return receipt requested, or by nationally recognized overnight courier service, when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such Party), and (ii) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such Party), and confirmation is received; in both such cases if given on a Business Day during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours.
     9.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Acquisition be consummated as originally contemplated to the fullest extent possible.
     9.3 Binding Effect; Assignment. Except as otherwise provided in this Section 9.3, neither Party may assign this Agreement or any rights, interests or obligations hereunder to any person without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that (A) either Party may assign this Agreement or any rights, interests or obligations hereunder without prior written consent of the other Party (i) to one or more of its Affiliates so long as such Party remains primarily obligated hereunder or (ii) in connection with a change in control of such Party or the sale of all, substantially all or a material portion of the assets of such Party, and (B) Buyer may assign, pledge or mortgage all of its rights and interests under this Agreement to any provider of financing as security for Buyer’s or its Affiliates’ obligations under all documents and instruments evidencing, guaranteeing or executed by them in connection with any such financing.
     9.4 No Third Party Beneficiaries. This Agreement is exclusively for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third Person any remedy, Claim, Liability, reimbursement, cause of action or other right.

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Colorado, excluding conflicts of law principles thereof that would require or permit the application of the laws of a different jurisdiction.
     9.6 Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the United States District Court for the State of Colorado located in Denver, Colorado, in any action, suit or proceeding brought by or against such Party in connection with, arising from or relating to this Agreement, the Acquisition or any document contemplated by or otherwise relating to this Agreement or the Acquisition, and each Party hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any Claim that such Party is not personally subject to the jurisdiction of any such courts, that the venue of the suit, action or proceeding is brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such courts. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING FROM, BROUGHT UNDER OR RELATED TO THIS AGREEMENT OR THE ACQUISITION.
     9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile) to the other Parties as required hereunder.
     9.8 Amendment; Modification. Except as expressly provided in this Agreement, this Agreement may not be amended, modified or supplemented at any time except in a writing signed by Buyer and Seller.
     9.9 Disclosure Schedule. Certain agreements and other matters are listed or described in the Disclosure Schedule for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required by the terms of this Agreement to be listed in the Disclosure Schedule. In no event shall the listing of such agreements or other matters in the Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify Seller’s representations and warranties, covenants or agreements expressly set forth in this Agreement, and nothing in the Disclosure Schedule shall influence the construction or interpretation of any of the representations and warranties of Seller set forth in this Agreement. The headings contained in the Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedule or this Agreement. Furthermore, the disclosure of a particular item of information in the Disclosure Schedule shall not be taken as an admission by Seller that such disclosure is required to be made under the terms of any representation, warranty, covenant or agreement of Seller made or given in this Agreement. Any fact or item set forth in the Disclosure Schedule that is required to be so set forth pursuant to a particular Section of this Agreement shall be deemed to have been disclosed with respect to every other Section of this Agreement, if such disclosure would permit a reasonable person to find such disclosure relevant to such other Sections. The specification of any Dollar amount in the representations or warranties of Seller contained in this Agreement or the inclusion of any specific item in any Disclosure Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.
     9.10 Entire Agreement. This Agreement (including its Exhibits and Schedules, including the Disclosure Schedule) and other documents incorporated herein by reference constitutes the entire agreement among the Parties with respect to the subject matter thereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter thereof, including the Confidentiality Agreement.
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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER:

Rio Tinto Sage LLC,
a Delaware limited liability company

By:	/s/ James Berson

Name:	James Berson
Title:	Mining Executive, Rio Tinto Energy

BUYER:

Arch Coal, Inc.,
a Delaware corporation

By:	/s/ David B. Peugh

Name:	David B. Peugh
Title:	Vice President-Business Development